EXECUTION COPY



                      AGREEMENT AND PLAN OF REORGANIZATION

-
                                  by and among


                           BANKFINANCIAL CORPORATION,
                             a federal corporation,


                          FINANCIAL FEDERAL MHC, INC.,
        a federal mutual holding company and the parent company of Buyer,


                          BFIN ACQUISITION CORPORATION,
         a Delaware corporation and a wholly owned subsidiary of Buyer,


                                       and


                            SUCCESS BANCSHARES, INC.,
                             a Delaware corporation














                                  May 21, 2001

                                TABLE OF CONTENTS

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                                    ARTICLE I
                                   DEFINITIONS


1.1     Definitions............................................................2
1.2     Principles of Construction............................................12

                                   ARTICLE II
                              THE MERGER; EFFECT; PAYMENT; CLOSING

2.1     The Merger............................................................12
2.2     Closing; Effective Time...............................................12
2.3     Effects of Merger.....................................................13
2.4     Effects of Merger on Capital Stock and Stock Options..................13
2.5     Payment for Shares....................................................14
2.6     Payment of Option Spread..............................................15
2.7     Escheat...............................................................16
2.8     Dissenting Shares.....................................................16
2.9     Buyer's Deliveries at Closing.........................................16
2.10    Bancorp's Deliveries at Closing.......................................17

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

3.1     Organization..........................................................18
3.2     Authorization.........................................................19
3.3     Conflicts.............................................................20
3.4     Proxy Statement Disclosure............................................20
3.5     Litigation............................................................20
3.6     Adequate Funds........................................................21
3.7     No Share Ownership....................................................21
3.8     Compliance with Laws..................................................21
3.9     Buyer Regulatory Reports..............................................22
3.10    Regulatory Approvals..................................................22
3.11    No Brokers............................................................22
3.12    Buyer Material Adverse Effect.........................................22
3.13    Accuracy of Information Furnished.....................................22

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                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF BANCORP

4.1     Organization..........................................................23
4.2     Authorization.........................................................23
4.3     Conflicts.............................................................24
4.4     Antitakeover Provisions Inapplicable..................................24
4.5     Capitalization and Stockholders.......................................24
4.6     The Bancorp Subsidiaries..............................................26
4.7     SEC Reports...........................................................27
4.8     Bancorp Regulatory Reports............................................27
4.9     Bancorp Bank Regulatory Reports.......................................27
4.10    Financial Statements..................................................28
4.11    Regulatory Investigations.............................................28
4.12    Compliance with Laws..................................................29
4.13    Litigation............................................................29
4.14    Taxes.................................................................30
4.15    Insurance.............................................................31
4.16    Loans.................................................................31
4.17    Investments...........................................................33
4.18    Bancorp Benefit Plans.................................................34
4.19    Environmental Matters.................................................37
4.20    Intellectual Property.................................................38
4.21    Properties............................................................38
4.22    ADA Compliance........................................................39
4.23    Fiduciary Accounts....................................................39
4.24    Indemnification.......................................................39
4.25    Insider Interests.....................................................40
4.26    Additional Disclosure Items...........................................40
4.27    Defaults..............................................................42
4.28    Operations Since December 31, 2000....................................42
4.29    Corporate Records.....................................................44
4.30    Fairness Opinion......................................................44
4.31    Rights Agreement......................................................44
4.32    No Brokers............................................................44
4.33    Accuracy of Information Furnished.....................................44

                                    ARTICLE V
                              COVENANTS OF BANCORP

5.1     Conduct of Business by Bancorp until the Effective Time...............44
5.2     Stockholders' Meeting; Proxy Statement................................51
5.3     Recommendation of Approval............................................51
5.4     Certain Actions.......................................................52
5.5     Rights Agreement......................................................53

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5.6     Trust Preferred Securities............................................53
5.7     Covenants Relating to Excluded Notes..................................53

                                   ARTICLE VI
                               COVENANTS OF BUYER

6.1     Regulatory Applications...............................................54
6.2     Director and Officer Liability Insurance..............................55
6.3     Indemnification.......................................................55
6.4     Appointment of New Directors..........................................56
6.5     Conduct of Business...................................................56

                                   ARTICLE VII
                             ADDITIONAL AGREEMENTS

7.1     Access to Information; Confidentiality................................57
7.2     Supplemental Reports and Information..................................57
7.3     Environmental Investigation...........................................58
7.4     Title Reports.........................................................59
7.5     Resolution of Bancorp Benefit Plans...................................59
7.6     Cooperation...........................................................61
7.7     Notification of Certain Matters.......................................62
7.8     Press Releases........................................................63
7.9     Merger of Subsidiary Banks............................................63
7.10    Execution of the Stock Option Agreement...............................64

                                  ARTICLE VIII
                                   CONDITIONS

8.1     Conditions to the Obligations of Buyer................................64
8.2     Conditions to the Obligations of Bancorp..............................66
8.3     Conditions to the Obligations of the Parties..........................66

                                   ARTICLE IX
                         TERMINATION; AMENDMENT; WAIVER

9.1     Termination...........................................................67
9.2     Termination Fee.......................................................68
9.3     Expenses..............................................................70
9.4     Survival of Agreement.................................................70
9.5     Amendment.............................................................70
9.6     Waiver................................................................70

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                                    ARTICLE X
                               GENERAL PROVISIONS

10.1    Survival..............................................................71
10.2    Notice................................................................71
10.3    Specific Enforceability...............................................71
10.4    Applicable Law........................................................72
10.5    Headings, Etc.........................................................72
10.6    Severability..........................................................72
10.7    Entire Agreement; Binding Effect; Nonassignment; Counterparts.........72
10.8    Timing................................................................72

EXHIBITS

Exhibit A - Legal opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg Exhibit B - Legal opinion of Vedder, Price, Kaufman & Kammholz
Exhibit C - Stock Option Agreement

SCHEDULES

Schedule 1.1(a)       -       Agreed-Upon Information
Schedule 1.1(b)       -       Excluded Notes
Schedule 4.5(d)       -       Outstanding Convertible Securities
Schedule 4.5(e)       -       5% Stockholders
Schedule 4.6(a)       -       Bancorp Subsidiaries
Section 4.7           -       Disclosures regarding SEC Reports
Section 4.10(c)       -       Certain Financial Information
Schedule 4.12(c)      -       CRA Compliance
Schedule 4.13         -       Litigation
Schedule 4.14(a)      -       Taxes
Schedule 4.14(c)      -       Employment Tax Matters
Schedule 4.15         -       Insurance
Schedule 4.16(a)      -       Loans
Schedule 4.16(b)      -       Encumbrances on Loans
Schedule 4.16(c)      -       Nonperforming Assets
Schedule 4.16(e)      -       Other Real Estate Owned
Schedule 4.17(a)      -       Investments
Schedule 4.17(b)      -       Encumbrances on Investments
Schedule 4.17(c)      -       Repurchase Obligations
Schedule 4.18(a)(i)   -       Bancorp Benefit Plans and Certain Agreements
Schedule 4.18(a)(ii)  -       Change in Control Benefits
Schedule 4.18(b)      -       Determination Letters
Schedule 4.18(e)      -       280G Matters
Schedule 4.18(f)      -       Post-Employment Benefits

Schedule 4.18(g)      -       Individuals Entitled to Change in Control Benefits
Schedule 4.21(a)      -       Bancorp Properties
Schedule 4.21(b)      -       Property Leases
Schedule 4.25         -       Insider Interests
Schedule 4.26         -       Certain Additional Disclosure Items
Schedule 4.28         -       Certain Disclosures since December 31, 2000

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the 21st day of May, 2001, by and among BANKFINANCIAL CORPORATION, a federal corporation ("Buyer"), FINANCIAL FEDERAL MHC, INC., a federal corporation and the sole stockholder of Buyer ("MHC"), BFIN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Buyer ("MergerSub"), and SUCCESS BANCSHARES, INC., a Delaware corporation ("Bancorp").

                              W I T N E S S E T H:

     WHEREAS, MHC is a registered mutual holding company under the Home Owners' Loan Act, as amended (the "HOLA"), and the parent of Buyer;

     WHEREAS, Buyer is a registered savings and loan holding company under the HOLA, and a wholly owned subsidiary of MHC;

     WHEREAS, Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended;

     WHEREAS, MergerSub is a Delaware corporation organized by Buyer solely for the purpose of facilitating the transactions contemplated herein;

     WHEREAS, the Boards of Directors of Buyer, MHC, MergerSub and Bancorp deem it advisable that MergerSub be merged with and into Bancorp in accordance with this Agreement, which provides, among other things, that Bancorp shall be the Surviving Corporation; and

     WHEREAS, immediately following the Merger of MergerSub with and into Bancorp, Buyer intends to cause (i) Bancorp to be dissolved and liquidated into Buyer and, (ii) immediately following such dissolution and liquidation, Success National Bank, a wholly owned subsidiary of Bancorp ("Bancorp Bank"), to be merged with and into BankFinancial, F.S.B., a wholly owned subsidiary of Buyer (the "Bank"), with the Bank being the Surviving Bank;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                               A G R E E M E N T:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINITIONS. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.1:

     "Acquisition Transaction" shall have the meaning given to such term in
Section 5.4 (b) hereof.

     "Adjusted Stockholder's Equity" shall mean the consolidated stockholder's equity of Bancorp, calculated in accordance with GAAP (reflecting, in accordance with GAAP, among other things, the recognition of or accrual for all expenses paid, incurred or projected to be paid or incurred by Bancorp or Bancorp Bank in connection with this Agreement and the Reorganization), but adjusted to exclude:
(i) any realized gains and losses (provided that losses shall only be excluded if such losses are contemplated and provided for on the date of this Agreement in Schedule 1.1(a)) with respect to any sales of securities occurring after December 31, 2000; (ii) with respect to securities that are or were classified as available for sale or as trading securities, any change in the amount of the adjustment required pursuant to SFAS 115 resulting from changes in unrealized gains and losses occurring after December 31, 2000; (iii) any adjustments required in connection with the consummation of the Reorganization pursuant to
Section 7.6(e) hereof; and (iv) any Excluded Financial Effects (as defined below); provided, however, that the term Adjusted Stockholders' Equity shall in no event include the Subordinated Debentures, or the related Trust Preferred Securities. Adjusted Stockholder's Equity shall be determined as set forth in
Section 8.1(h) hereof.

     "Affiliate" of, or a Person "Affiliated" with, a specific Person is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     "Applicable Governmental Authorities" shall mean, with respect to a Person, the Regulatory Authorities and any other federal, state, county or local governmental body, instrumentality, agency, board or official having authority or jurisdiction to enforce any Applicable Law and Regulation.

     "Applicable Law(s) and Regulation(s)" shall mean, with respect to a Person, all statutes, laws, ordinances, regulations, rules and rulings, and all published guidelines, interpretive letters, advisories or bulletins, of any Applicable Governmental Authority that are applicable to or binding upon such Person, the conduct of its business or any of its assets.

     "Bancorp" shall mean Success Bancshares, Inc., a Delaware corporation and the parent bank holding company for Bancorp Bank.

     "Bancorp Bank" shall mean Success National Bank, a national bank that is wholly owned by Bancorp with its main office located at 4433 West Touhy Avenue, Lincolnwood, Illinois 60646.

     "Bancorp Bank Common Stock" shall have the meaning given such term in
Section 4.5(b) hereof.

     "Bancorp Bank Regulatory Reports" shall have the meaning given to such term in Section 4.9 hereof.

     "Bancorp Benefit Plans" shall mean the plans, programs, arrangements and agreements described in Section 4.18(a) hereof.

     "Bancorp Capital Trust I" shall mean the trust created pursuant to and in accordance with the Trust Agreement.

     "Bancorp Certificate" shall mean a stock certificate evidencing ownership of shares of Bancorp Common Stock.

     "Bancorp Common Stock" shall have the meaning given to such term in Section 4.5(a) hereof.

     "Bancorp Disclosure Schedule" shall mean the writing, together with its written attachments, identified as the "Bancorp Disclosure Schedule" by Bancorp. The Bancorp Disclosure Schedule was delivered to Buyer in final and complete form, subject to the obligations of Bancorp under Section 7.7 hereof, not less than five (5) Business Days prior to Bancorp's execution of this Agreement.

     "Bancorp Financial Statements" shall have the meaning given to such term in
Section 4.10(a) hereof.

     "Bancorp Material Adverse Effect" shall mean an effect that is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of Bancorp or Bancorp Bank to consummate the Reorganization or (ii) the ability of Bancorp or the Bancorp Subsidiaries to perform their material obligations (including timeliness) hereunder but excluding any effect or change attributable to or resulting from
(A) changes in economic conditions or financial market conditions affecting the banking and thrift industries generally in the Seventh Federal Reserve District except to the extent that the effect or change is material and adverse when compared to the effect or change, if any, on other banks, thrifts, bank holding companies and thrift holding companies in the Seventh Federal Reserve District with assets greater than $500 million but less than $1.5 billion; (B) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to banks or their holding companies; (C) the Excluded Financial Effects; and (D) actions, or effects of inactions, either taken by Bancorp or any Bancorp Subsidiary in accordance with

Section 7.6(e) hereof or the reasonable expenses or expenditures incurred in connection with actions which were required by, or expressly contemplated in, this Agreement.

     "Bancorp OREO" shall mean other real estate owned by Bancorp Bank as defined by the rules and regulations of the OCC.

     "Bancorp Permitted Liens" shall mean (i) liens arising out of judgments or awards in respect of which Bancorp or any Bancorp Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies the payment of which is not past due, or as to which Bancorp or any Bancorp Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, that do not materially impair the use of such property in the operation of the business of Bancorp or any Bancorp Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Bancorp or any Bancorp Subsidiary other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of Bancorp or any Bancorp Subsidiary arising in the ordinary course of banking business.

     "Bancorp Properties" shall mean (i) real estate currently owned or leased by Bancorp or any Bancorp Subsidiary and used or formerly used in the conduct of its business; (ii) the Bancorp OREO; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by Bancorp or any Bancorp Subsidiary; (iv) real estate that is held in trust for others by Bancorp or any Bancorp Subsidiary; (v) real estate owned or leased by a partnership or joint venture in which Bancorp or any Bancorp Subsidiary has an ownership interest; and (vi) any other real estate owned or leased by Bancorp or any Bancorp Subsidiary.

     "Bancorp Qualified Plans" shall have the meaning given to such term in
Section 4.18(b) hereof.

     "Bancorp Realty" shall mean Bancorp Realty Ventures, Inc., an Illinois corporation that was wholly owned by Bancorp and which was liquidated and dissolved on April 9, 2001.

     "Bancorp Regulatory Reports" shall have the meaning given to such term in
Section 4.8 hereof.

     "Bancorp SEC Reports" shall have the meaning given to such term in Section
4.7 hereof.

     "Bancorp Stock Option" shall mean each of the 248,000 stock options granted to a Person by Bancorp, under the Bancorp Stock Option Plans or otherwise, prior to the date of this Agreement that is outstanding, vested and fully exercisable immediately prior to the Effective Time.

     "Bancorp Stock Option Plans" shall mean the Bancorp, Inc. 1995 Employee Stock Option Plan, as amended, and the Bancorp, Inc. 1999 Stock Option Plan.

     "Bancorp Subsidiaries" shall mean Bancorp Bank, Bancorp Capital Trust I, and any corporation and other entity that Bancorp directly or indirectly controls, or of which Bancorp directly or indirectly owns or controls 5% or more of the outstanding equity securities and any joint ventures created or existing pursuant to a written agreement in which Bancorp has a 5% equity interest; provided, however, there shall not be included any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity or as the result of the resolution of debt previously contracted (whether previously or hereinafter created) in the ordinary course of business. The term "Bancorp Subsidiary" shall mean any single subsidiary constituting one of the several Bancorp Subsidiaries.

     "Bancorp Suitor" shall have the meaning given to such term in Section 9.1 hereof.

     "Bank" shall mean BankFinancial, F.S.B., a federally-chartered stock savings bank that is wholly owned by Buyer, with its main office located at 21110 South Western Avenue, Olympia Fields, Illinois 60461.

     "Bank Merger" shall mean the merger of Bancorp Bank with and into the Bank as described in Section 7.9 hereof with the Bank being the Surviving Bank.

     "Bank Merger Agreement" shall have the meaning given to such term in
Section 7.9 hereof.

     "Best Efforts" shall mean commercially reasonable good faith efforts.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

     "BMA" shall mean the Bank Merger Act, as amended.

     "Business Day" shall mean any day other than a Saturday, a Sunday or any other day that the Bank is authorized or required to be closed.

     "Buyer" shall mean BankFinancial Corporation, a federal corporation that is wholly owned by MHC and is the parent savings and loan holding company for the Bank.

     "Buyer Material Adverse Effect" shall mean an effect that is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets or results of operations of Buyer and the Buyer Subsidiaries, taken as a whole, and that would reasonably be expected to materially and adversely affect the ability of Buyer, MergerSub or the Bank to consummate the Reorganization.

     "Buyer Subsidiaries" shall mean the Bank, MergerSub, Buyer Assurance Services, Inc., Buyer Properties, Inc. and any corporation and other entity that Buyer directly or indirectly controls, or of which Buyer directly or indirectly owns or controls 5% or more of the outstanding equity securities and any joint ventures created or existing pursuant to a written agreement in which Buyer has a 5% equity interest; provided, however, there shall not be included any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity or as the result of the resolution of debt previously contracted (whether previously or hereinafter created) in the ordinary course of business. The term "Buyer Subsidiary" shall mean any single subsidiary constituting one of the several Buyer Subsidiaries.

     "Certificate of Merger" shall mean the certificate of merger to be filed by Bancorp and MergerSub with the Secretary of State of the State of Delaware pursuant to Section 2.2.

     "Change in Control Benefit" shall have the meaning given to such term in
Section 4.18(a) hereof.

     "Closing" shall mean the actions required to consummate the Reorganization which shall take place as provided in Article II hereof after the satisfaction or waiver of all of the conditions set forth in Article VIII hereof.

     "Closing Date" shall mean the date the Closing occurs.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall mean that agreement dated June 19, 2000, between Buyer and Keefe, Bruyette & Woods, Inc., as agent for Bancorp, as amended from time to time.

     "DGCL" shall mean the Delaware General Corporation Law, as amended.

     "Disclosure Schedule Updates" shall have the meaning given such term in
Section 7.7(b) hereof.

     "Dissenting Share" shall mean a share of Bancorp Common Stock held by any Person who properly exercises (including timely perfection and timely compliance with all other requirements under Section 262 of the DGCL) any appraisal rights under the DGCL with respect to such share.

     "Effective Time" shall mean the time at which the Certificate of Merger relating to the Merger that will be filed pursuant to Section 2.2 hereof shall become effective in accordance with the DGCL.

     "Environmental Law(s)" shall mean any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ESOP" shall have the meaning given to such term in Section 4.18(h) hereof.

     "ESOP Loan" shall have the meaning given to such term in Section 4.18(h) hereof.

     "ESPP" shall have the meaning given to such term in Section 7.5(c) hereof.

     "Excluded Financial Effects" shall mean, with respect only to the Excluded Notes (as defined below), all expenses, all additions to or charge-offs against Bancorp Bank's allowance for loan and lease losses, and all other items that are made, accrued, received, recognized or realized between the date hereof and the Effective Time and that constitute or are specifically attributable or allocable to any of the following: (i) expenses, including attorney's fees, incurred in order to enforce or collect an Excluded Note; (ii) expenses, including attorney's fees, incurred in order to repossess or exercise creditor's rights and remedies with respect to any Excluded Note Collateral; (iii) capital and other expenditures made in connection with inspections and repairs of, and improvements to, any Excluded Note Collateral in order to maintain a federal airworthiness certificate presently in effect with respect to such collateral, to comply with any manufacturer's recommended maintenance schedule applicable to such collateral or to keep such collateral in good working order, but only to the extent that such expenditures in the aggregate do not exceed ten percent (10%) of the net book value of the Excluded Note secured by such collateral;
(iv) other expenses incurred in order to sell, appraise, store, preserve or protect any Excluded Note Collateral, including the purchase of any property, casualty or liability insurance or to force place such insurance; (v) losses realized from the accidental destruction of any Excluded Note Collateral, provided that insurance is maintained in accordance with the requirements of Sections 5.7(b) and (c) hereof; (vi) losses realized from the sale of any Excluded Note Collateral; (vii) losses realized from the write-down of the book value of any Excluded Note due to the diminution in the fair market value of the Excluded Note Collateral securing the Excluded Note; (viii) losses realized due to the settlement of any obligations under an Excluded Note for less than the net book value of such Excluded Note; (ix) any reversal of any portion of Bancorp Bank's allowance for loan and lease losses that was reflected on Bancorp Bank's books and records as of the date of this Agreement; (x) any accrued but unpaid interest due under any Excluded Note; and (xi) any recovery under any Excluded Note to the extent they are less than an amount equal to the sum of the outstanding amounts (without duplication of any expenses referenced above) due under the Excluded Note plus the aggregate of any expenses, other expenditures or losses described in subparagraphs (i) through (viii) and attributable or allocable to any Excluded Note. The expenses and other expenditures referenced in subparagraph (i) through (iv) of this paragraph shall be subject to the reasonableness limitations set forth in the agreements listed on Schedule 1.1(b) pursuant to which Bancorp Bank's interests in the Excluded Notes were acquired.

     "Excluded Note Collateral" shall mean any collateral or security for any obligation under an Excluded Note.

     "Excluded Notes" shall mean evidences of indebtedness in writing identified on Schedule 1.1(b) to the Bancorp Disclosure Schedule, in which Bancorp Bank has a participatory interest pursuant to the agreements identified on such Schedule 1.1(b) and that relates to such obligations.

     "FDI Act" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

     "GAAP" shall mean generally accepted accounting principles as historically applied on a consistent basis by Bancorp and Bancorp Bank or Buyer, MHC, MergerSub and Bank, as applicable.

     "Guarantee Agreement" shall mean that certain Guarantee Agreement between Bancorp and Bankers Trust Company, as Guarantee Trustee, dated as of May 19, 1998.

     "Hazardous Material(s)" shall mean any material or substance: (i) which is a "hazardous substance," "pollutant" or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.), as amended, and regulations promulgated thereunder;
(ii) containing gasoline, oil, diesel fuel or other petroleum product; (iii) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), as amended, and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls
(PCBs); (v) containing asbestos; (vi) which is radioactive; (vii) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (viii) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

     "HOLA" shall have the meaning given to such term in the Recitals to this Agreement.

     "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

     "Indenture" shall mean that certain Junior Subordinated Indenture between Bancorp and Bankers Trust Company, as Trustee, dated as of May 19, 1998.

     "Intellectual Property" shall have the meaning given to such term in
Section 4.26(f) hereof.

     "Investment Securities" shall have the meaning given to such term in
Section 4.17(a) hereof.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" or "to the Knowledge of" shall mean (unless otherwise expressly provided herein), with respect to a party hereto, knowledge of any of the members of the board of directors or the management officials having responsibility for the matter in question of Bancorp and the Bancorp Subsidiaries in the case of Bancorp, and of Buyer and the Buyer Subsidiaries in the case of Buyer.

     "Letter of Transmittal" shall have the meaning given to such term in
Section 2.5(c).

     "Letter of Understanding" shall have the meaning given to such term in
Section 7.5(d) hereof.

     "Liabilities" shall mean, with respect to a Person, all of the obligations or liabilities of such Person, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted, arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in such Person's audited consolidated financial statements in accordance with GAAP.

     "Loans" shall have the meaning given to such term in Section 4.16(a) hereof.

     "Mailing Date" shall have the meaning given to such term in Section 5.2(e) hereof.

     "Merger" shall mean the merger of MergerSub with and into Bancorp pursuant to Article II hereof, which provides, among other things, that Bancorp shall be the surviving corporation.

     "Merger Consideration" shall mean the right to receive $19.00 in cash per share of Bancorp Common Stock, into which right all shares of Bancorp Common Stock shall be converted in the Merger pursuant to Article II hereof. The aggregate Merger Consideration shall not exceed $46,344,420.

     "MergerSub" shall mean BFIN Acquisition Corporation, a Delaware corporation that is wholly owned by Buyer and was organized by Buyer solely for the purpose of facilitating the Merger.

     "MHC" shall mean Financial Federal MHC, Inc., a federally chartered mutual holding company that is the parent of Buyer.

     "Monthly Financial Statements" shall have the meaning given to such term in
Section 4.10(b) hereof.

     "Mortgaged Premises" shall mean, for purposes of Section 4.19 only, each
(i) real property interest (including any fee or leasehold interest) that is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting

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to Bancorp or any Bancorp Subsidiary a lien on or security interest in such real property interest, and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to Bancorp or any Bancorp Subsidiary a lien thereon or security interest therein.

     "NASD" shall mean the National Association of Securities Dealers.

     "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

     "NBA" shall mean the National Bank Act, as amended.

     "OCC" shall mean Office of the Comptroller of the Currency.

     "Option Spread" shall have the meaning given to such term in Section 2.4(b) hereof. The aggregate of the Option Spreads shall not exceed $2,016,240.

     "OTS" shall mean the Office of Thrift Supervision.

     "Paying Agent" shall mean American National Bank and Trust Company of Chicago, as agent for the purpose of effectuating the payment of the Merger Consideration in accordance with Article II hereof.

     "Person" shall mean any individual, corporation, limited liability company, business trust, association, partnership, joint venture, other entity, government or governmental department or agency.

     "Proxy Statement" shall have the meaning given to such term in Section 5.2(b) hereof.

     "Regulatory Approvals" shall mean the approval, non-objection or waiver of the OTS, the Federal Reserve, the U.S. Department of Justice and any other Applicable Governmental Authorities whose approval, non-objection or waiver is necessary for the consummation of the Reorganization.

     "Regulatory Authorities" shall mean the OTS, the Federal Reserve, the U.S. Department of Justice, and any Applicable Governmental Authorities having jurisdiction over any aspect of the Reorganization.

     "Reorganization" shall mean the series of transactions contemplated in this Agreement including and resulting in the grant of the option contemplated in the Stock Option Agreement, the Merger, the dissolution and liquidation of MergerSub into Buyer, the Bank Merger and the actions contemplated in Section 6.1(c) hereof with respect to the Trust Preferred Securities (as defined below).

     "Rights Agreement" shall mean that Rights Agreement by and between Bancorp and Harris Trust and Savings Bank dated as of August 1, 1998.

     "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Series B Stock" shall have the meaning given to such term in Section 4.5(a) hereof.

     "Significant Subsidiary" shall have the meaning given to such term in
Section 5.4(b) hereof.

     "Signing Event" shall have the meaning given to such term in Section 9.2 hereof.

     "Stock Option Agreement" shall mean that certain Stock Option Agreement of even date herewith pursuant to which Bancorp has granted Buyer the right to purchase from Bancorp shares of Bancorp Common Stock, subject to certain conditions precedent, and certain other rights.

     "Stockholders' Meeting" shall have the meaning given to such term in
Section 5.2(a) hereof.

     "Subordinated Debentures" shall mean the subordinated debentures issued by Bancorp pursuant to the Indenture.

     "Surviving Bank" shall have the meaning given such term in Section 7.9 hereof.

     "Surviving Corporation" shall have the meaning given such term in Section
2.1 hereof.

     "Tax" shall have the meaning given to such term in Section 4.14(a) hereof.

     "Termination Date" shall mean January 31, 2002, or such other date as shall have been agreed to in writing by Bancorp and Buyer.

     "Transaction Documents" shall mean this Agreement, the Stock Option Agreement, the Bank Merger Agreement, the Certificate of Merger and the other documents to be executed in connection with the Reorganization.

     "Trust Agreement" shall mean that certain Amended and Restated Trust Agreement among Bancorp, Bankers Trust Company, as property trustee, and Bankers Trust (Delaware), as Delaware trustee, dated as of May 19, 1998, with respect to Bancorp Capital Trust I.

     "Trust Preferred Securities" shall mean the preferred securities issued pursuant to the Trust Agreement and currently quoted under the symbol "SXNBP" on the NASDAQ.

     1.2 PRINCIPLES OF CONSTRUCTION. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply: (a) unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor's sole discretion; (b) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, and including"; (c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement; (d) unless otherwise specified, indications of time of day mean Chicago, Illinois, time; (e) all references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (f) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (g) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (h) "including" shall mean "including, but not limited to;" (i) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and
(k) all references to dollars ($) shall mean United States currency.

                                   ARTICLE II
                      THE MERGER; EFFECT; PAYMENT; CLOSING

     2.1 THE MERGER. In accordance with the terms and subject to the conditions of this Agreement, including the receipt of all Regulatory Approvals and all requisite stockholder approvals, Bancorp, MergerSub, Buyer and MHC shall cause the Merger to be consummated, pursuant to which MergerSub shall be merged with and into Bancorp and the separate corporate existence of MergerSub shall thereupon cease, and Bancorp shall be the surviving corporation in the Merger (the "Surviving Corporation").

     2.2 CLOSING; EFFECTIVE TIME. Subject to all of the terms and conditions of this Agreement, the Closing of the Merger shall occur on a date that is mutually agreed upon by the parties, which shall be no later than the seventh (7th) day following the date on which the conditions set forth in Article VIII have been satisfied or waived. The Closing of the Merger and the consummation of the other aspects of the Reorganization shall take place at the Law Offices of Barack Ferrazzano et al., 333 West Wacker Drive, Suite 2700, Chicago, Illinois, 60606, at a time to be mutually agreed upon by the parties. The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), or at such time thereafter as Buyer and Bancorp may agree upon in writing and provide in the Certificate of Merger.

        2.3 EFFECTS OF MERGER.(a) At and after the Effective Time, the Surviving Corporation shall be governed by the laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the Merger, and shall possess all assets and property of every description, whether real, personal or mixed, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Bancorp and MergerSub, including all debts due on whatever account, all choses in action, and each and every interest of or belonging or due to each of Bancorp or MergerSub, all of which shall vest in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in any of such corporations shall not revert or in any way be impaired by the Merger. At and after the Effective Time, the Merger shall have the further effects as set forth in Sections 251, 259, 260 and 261 of the DGCL.

                (b) The certificate of incorporation of MergerSub shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

                (c) The bylaws of MergerSub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the certificate of incorporation of the Surviving Corporation and the DGCL.

                (d) The directors of the Surviving Corporation shall be the Persons who were directors of MergerSub immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the Persons who were officers of MergerSub immediately prior to the Effective Time.

     2.4 EFFECTS OF MERGER ON CAPITAL STOCK AND STOCK OPTIONS. Upon the Merger becoming effective and at the Effective Time:

                (a) Each share of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, ipso facto and without any action on the part of any holder thereof, become and be converted into the right to receive the Merger Consideration from Buyer. Each certificate representing outstanding Bancorp Common Stock shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Buyer. Each holder of Bancorp Common Stock, upon surrender to the Paying Agent, in proper form for cancellation, of the Bancorp Certificate representing such holder's Bancorp Common Stock, shall be entitled to receive a check from the Paying Agent in an appropriate amount of the Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate that represented issued and outstanding Bancorp Common Stock shall be deemed for all purposes to evidence the right to receive the Merger Consideration. No interest shall accrue or be payable with respect to the Merger Consideration.

                (b) Each share of Bancorp Common Stock issued and owned of record by Buyer or by Bancorp as treasury stock immediately prior to the Effective Time of the Merger shall be canceled and retired, and no cash shall be payable, with respect thereto.

                (c) Each Bancorp Stock Option shall, ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Merger Consideration and the applicable option exercise price (the "Option Spread"), payable as provided herein. Prior to the Effective Time, the board of directors of Bancorp and the committee or committees established under the Bancorp Stock Option Plans shall take such actions or make such determinations as may be required under the Bancorp Stock Option Plans, subject to the approval of Buyer, to effect the provisions of this Agreement, subject to the rights of optionees and other third party beneficiaries under such Bancorp Stock Option Plans.

                (d) Each share of the common stock of MergerSub that is issued and outstanding at the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, continue as one share of the common stock of the Surviving Corporation, and all of such shares of common stock of the Surviving Corporation shall be owned by Buyer. Outstanding certificates representing shares of common stock of MergerSub shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

     2.5 PAYMENT FOR SHARES. (a) As soon as practicable after the Effective Time, the parties shall deliver or cause to be delivered to the Paying Agent a certified copy of the list of the holders of Bancorp Common Stock as of the Effective Time, after which time there shall be no further registrations or transfers on the stock transfer books of Bancorp of the shares of Bancorp Common Stock that were outstanding immediately prior to the Effective Time.

                (b) Immediately prior to the Effective Time (and in all events prior to the filing of the Certificate of Merger), Buyer shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration to the holders of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time.

                (c) As soon as practicable after the Effective Time, the Paying Agent shall mail to each Person (or deliver to each Person, at such Person's expense, who requests delivery) who was, at the Effective Time, a holder of record of issued and outstanding Bancorp Common Stock, a letter of transmittal and instructions for use in effecting the surrender of Bancorp Certificate(s) which, immediately prior to the Effective Time, represented such shares (the "Letter of Transmittal"). The Paying Agent shall take all steps necessary or advisable to permit holders of record of Bancorp Common Stock as of the Effective Time to surrender their Bancorp Certificates prior to the Effective Time so as to receive prompt payment of the Merger Consideration after the Effective Time.

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

                (d) Upon surrender to the Paying Agent of such Bancorp Certificates (or such documentation as is acceptable to and required by the Paying Agent with respect to lost Bancorp Certificate(s)), together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly pay the Persons entitled thereto a check in the amount to which such Persons are entitled, after giving effect to any required Tax withholdings.

                (e) If payment is to be made to a Person other than the registered holder of Bancorp Certificate(s) surrendered, it shall be a condition of any such payment that the Bancorp Certificate(s) so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of Bancorp Certificate(s) surrendered, or establish to the satisfaction of Buyer or the Paying Agent that any such Tax has been paid or is not applicable.

                (f) One hundred eighty (180) days following the Effective
Time, the Paying Agent shall deliver to Buyer a certified list of the names and addresses of all former registered holders of Bancorp Common Stock who have not then surrendered their Bancorp Certificates to receive the Merger Consideration to which they are entitled, and (ii) Buyer shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Bancorp Common Stock outstanding at the Effective Time. Upon the delivery of such funds to Buyer, such holders shall be entitled to look to Buyer only as general creditors thereof with respect to the cash payable upon due surrender of their Bancorp Certificates.

                (g) The Merger Consideration paid pursuant to this Article II shall constitute and represent full satisfaction of all rights pertaining to such shares of Bancorp Common Stock.

                (h) Except as otherwise provided herein or in the Letter of Transmittal, Buyer shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of the Merger Consideration in exchange for Bancorp Common Stock.

     2.6 PAYMENT OF OPTION SPREAD. Immediately prior to the Effective Time, all outstanding Bancorp Stock Options shall become immediately exercisable and fully vested. At the Effective Time, all outstanding Bancorp Stock Options shall be canceled and Bancorp shall promptly pay each holder, for each Bancorp Stock Option held, an amount in cash equal to the Option Spread reduced by any required Tax withholdings. The payment of the Option Spreads pursuant to this
Article II shall be delivered and paid by Bancorp in full satisfaction of all rights pertaining to the Bancorp Stock Option Plans and the Bancorp Stock Options.

     2.7 ESCHEAT. Notwithstanding anything in this Article II or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a

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

former holder of Bancorp Common Stock or any Bancorp Stock Options for any funds delivered to a public official pursuant to any applicable escheat or abandoned property laws.

     2.8 DISSENTING SHARES. The holder of any Dissenting Share shall have the rights, subject to the limitations, provided by Section 262 of the DGCL. If at any time a holder of Dissenting Shares shall lose or withdraw such holder's rights to appraisal with respect to such holder's shares of Bancorp Common Stock, then such shares shall be converted into the right to receive the Merger Consideration in respect of such shares.

     2.9 BUYER'S DELIVERIES AT CLOSING. At the Closing, Buyer shall deliver, or cause to be delivered, to Bancorp the following items:

                (a) evidence of the delivery by Buyer or its agents to the Paying Agent of the aggregate amount of the Merger Consideration for payment to the holders of Bancorp Common Stock as provided in this Agreement;

                (b) good standing certificates for each of Buyer, MHC and MergerSub issued by the OTS in the case of Buyer and MHC, and by the Secretary of State of the State of Delaware in the case of MergerSub, each dated not more than fifteen (15) Business Days prior to the Closing Date;

                (c) a copy of the charter of Buyer and MHC and the certificate of incorporation of MergerSub certified not more than fifteen (15) Business Days prior to the Closing Date by the OTS in the case of Buyer and MHC, and by the Secretary of State of the State of Delaware in the case of MergerSub.

                (d) a certificate of the Secretary of each of Buyer, MHC and MergerSub dated the Closing Date certifying (i) a copy of the bylaws of such corporation; and (ii) copies of resolutions of the board of directors of each such corporation and by MHC as the sole stockholder of Buyer authorizing and approving this Agreement and the Reorganization, and by Buyer as the sole stockholder of MergerSub;

                (e) a certificate of the President of Buyer, MHC and MergerSub dated the Closing Date certifying that, to his Knowledge: (i) there have been no further amendments to the charter and certificate of incorporation delivered pursuant to subsection (c) of this Section; (ii) all of the representations and warranties of each of Buyer, MHC and MergerSub set forth in this Agreement comply with the requirements set forth in Section 8.2(a) hereof as of the Closing Date; and (iii) each of Buyer, MHC and MergerSub has performed or complied, in all material respects, with all of the covenants and obligations to be performed or complied with by each of Buyer and MergerSub, under the terms of this Agreement on or prior to the Closing Date;

                (f)  copies of each of the Regulatory Approvals;

                (g) such documents as shall be necessary to evidence the assumption by Buyer of the obligations of Bancorp under the Indenture, the Trust Agreement and the

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

Guarantee Agreement, together with any other documents that shall be required to be delivered under the Indenture, Trust Agreement or Guarantee Agreement to ensure that the Subordinated Debentures remain outstanding and the Trust Preferred Securities issued pursuant to the Trust Agreement remain issued and outstanding and are eligible to be traded in the secondary market in accordance with Section 6.1(c) hereof;

                (h) a legal opinion of Buyer's counsel, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, substantially in the form set forth in Exhibit A hereto and dated as of the Effective Time; and

                (i) such other documents as Bancorp or its counsel shall reasonably request.

     2.10 BANCORP'S DELIVERIES AT CLOSING. At the Closing, Bancorp shall deliver, or cause to be delivered, to Buyer the following items:

                (a) good standing certificates for Bancorp issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, each dated not more than fifteen (15) Business Days prior to the Closing Date;

                (b) a good standing certificate for Bancorp Bank issued by the OCC and dated not more than fifteen (15) Business Days prior to the Closing Date;

                (c) a copy of the certificate of incorporation of Bancorp certified by the Secretary of State of the State of Delaware, which shall be certified as of a date which is not more than fifteen (15) Business Days prior to the Closing Date;

                (d) a copy of the articles of association of Bancorp Bank certified by the OCC as of a date which is not more than fifteen (15) Business Days prior to the Closing Date;

                (e) a certificate of the Secretary of Bancorp dated the Closing Date certifying (i) a copy of the bylaws of Bancorp, (ii) copies of resolutions of the board of directors of Bancorp and the stockholders of Bancorp authorizing and approving this Agreement and the Reorganization;

                (f) a certificate of the Cashier of Bancorp Bank dated the Closing Date certifying a copy of the bylaws of Bancorp Bank;

                (g) a certificate executed by the President of Bancorp dated the Closing Date certifying that, to his Knowledge: (i) there have been no further amendments to the certificate of incorporation and articles of association delivered pursuant to subsections (c) and (d) of this Section; (ii) all of the representations and warranties of Bancorp set forth in this Agreement comply with the requirements set forth in Section 8.1(a) hereof as of the Closing Date; and (iii) Bancorp has performed or complied, in all material respects, with all of the covenants and obligations to be performed or complied with by Bancorp under the terms of this Agreement on or prior to the Closing Date;

                (h) such documents as shall be reasonably requested by Buyer which evidence the approval of the assumption by Buyer of the obligations of Bancorp under the Indenture, the Trust Agreement and the Guarantee Agreement and ensure that the Subordinated Debentures remain outstanding and the Trust Preferred Securities issued pursuant to the Trust Agreement remain outstanding and are eligible to be traded in the secondary market in accordance with Section 6.1(c) hereof;

                (i) a legal opinion of Bancorp's counsel, Vedder, Price, Kaufman & Kammholz, substantially in the form set forth in Exhibit B attached hereto and dated as of the Effective Time; and

                (j) such other documents as Buyer or its counsel shall reasonably request.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Each of Buyer and MHC represents and warrants to Bancorp that each of the following statements is true and correct on the date hereof and will comply with the requirements of Section 8.2(a) hereof as of the Effective Time.

     3.1 ORGANIZATION. (a) Each of Buyer and MHC is a corporation duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Each of Buyer and MHC is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Buyer Material Adverse Effect. Each of Buyer and MHC has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, upon the receipt of all Regulatory Approvals, to consummate the Reorganization. MHC is a duly registered mutual savings and loan holding company under HOLA and the rules and regulations of the OTS thereunder. Buyer is duly registered as a subsidiary savings and loan holding company under HOLA and the rules and regulations of the OTS thereunder.

                (b) MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. MergerSub is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Buyer Material Adverse Effect. MergerSub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, upon the receipt of all Regulatory Approvals, to consummate the Reorganization.

                (c) The Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States and its deposits are insured by the FDIC through the SAIF to the full extent permitted under the FDI Act. The Bank is a "qualified thrift lender," as that term is used in
Section 10(m) of HOLA. The Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and, upon the receipt of all Regulatory Approvals and the approval of Buyer as its sole stockholder, to consummate the Reorganization. To the extent applicable, the Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified.

                (d) MHC has no direct or indirect subsidiaries other than Buyer and the Buyer Subsidiaries. Buyer has no direct or indirect subsidiaries other than the Buyer Subsidiaries. Each of the Buyer Subsidiaries is wholly owned by either Buyer or the Bank. Each Buyer Subsidiary other than the Bank is a duly organized and validly existing corporation in good standing under the laws of the United States, the State of Illinois or Delaware, with corporate power and authority to own, operate and lease its assets and properties, and carry on its business substantially as it has been and is now being conducted.

                (e) MHC, Buyer and each Buyer Subsidiary hold all licenses, certificates, permits, franchises and rights from all Applicable Governmental Authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a Buyer Material Adverse Effect.

     3.2 AUTHORIZATION. The execution, delivery and performance of the Transaction Documents and the consummation of the Reorganization have been duly and unanimously approved and authorized by the boards of directors of MHC, Buyer, MergerSub and the Bank, and all necessary corporate action on the part of MHC, Buyer, MergerSub and the Bank has been taken. The Transaction Documents have been, or where applicable, will be, duly executed and delivered by MHC, Buyer, MergerSub and the Bank, as applicable, and, subject to the Regulatory Approvals, will constitute the valid and binding obligations of MHC, Buyer, MergerSub and the Bank, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the charter nor the bylaws of MHC or Buyer will need to be amended to effectuate the Reorganization.

     3.3 CONFLICTS. (a) The execution and delivery of the Transaction Documents do not, and the consummation of the Reorganization will not, conflict with or result in any violation of the charter or bylaws of MHC, Buyer or the Bank, the certificate of incorporation or bylaws of MergerSub or similar documents of any other Buyer Subsidiary. The execution and delivery of the Transaction Documents do not, and the consummation of the Reorganization will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree or Applicable Law and Regulation, other than any such conflicts, violations, defaults or losses of benefits that (i) individually or in the aggregate do not have a Buyer Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time.

                (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to MHC, Buyer, Bank or MergerSub in connection with the execution and delivery of the Transaction Documents or the consummation by MHC, Buyer, MergerSub and the Bank of the Reorganization, the absence of which would have a Buyer Material Adverse Effect, except for the filings to be submitted by MHC, Buyer and the Bank in order to obtain the Regulatory Approvals, the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, any filings, approvals or no-action letters with or from state securities authorities, any antitrust filings, consents, waivers or approvals, and such filings, applications, waivers and consents as are necessary to permit Buyer to assume the obligations of Bancorp under the Indenture, the Trust Agreement and the Guarantee Agreement, and to qualify the Trust Preferred Securities to be traded in the secondary market in accordance with Section 6.1(c) hereof.

     3.4 PROXY STATEMENT DISCLOSURE. None of the information to be supplied by Buyer for inclusion in the Proxy Statement or any amendments thereof or supplements thereto will, at the time of the first mailing thereof, or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.5 LITIGATION. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to Buyer's Knowledge, threatened against or affecting MHC, Buyer or any Buyer Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Buyer Material Adverse Effect, or which is seeking to enjoin consummation of the Reorganization or to obtain other relief in connection with this Agreement or the Reorganization, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Applicable Governmental Authority outstanding against MHC, Buyer or any Buyer Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, a Buyer Material Adverse Effect.

     3.6 ADEQUATE FUNDS. At the Effective Time, Buyer will have sufficient funds and capital to carry out its obligations under the Transaction Documents and to consummate the Reorganization.

     3.7 NO SHARE OWNERSHIP. As of the date hereof, neither MHC, Buyer, any Affiliate nor any Buyer Subsidiary owns any shares of Bancorp Common Stock.

     3.8 COMPLIANCE WITH LAWS. (a) The businesses of MHC, Buyer and each Buyer Subsidiary are not being conducted in violation of any Applicable Law and Regulation, including the HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by MHC, Buyer or any Buyer Subsidiary, except for possible or actual violations which either individually or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Buyer Material Adverse Effect.

                (b) The policies, programs and practices of MHC, Buyer and each Buyer Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with Applicable Laws and Regulations governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Buyer's Knowledge, threatened, against MHC, Buyer or any Buyer Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any Applicable Law and Regulation relating to employment or terms and conditions of employment, and, to Buyer's Knowledge, there is no basis for any valid claim or charge with regard to such matters.

                (c) No investigation or review by any Applicable Governmental Authority with respect to MHC, Buyer or any Buyer Subsidiary is pending or, to Buyer's Knowledge, threatened, nor has any Applicable Governmental Authority indicated to Buyer an intention to conduct the same, other than normal bank and bank holding company regulatory examinations and those whose outcome will not have a Buyer Material Adverse Effect.

                (d) The Bank's current rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder is "outstanding."

     3.9 BUYER REGULATORY REPORTS. Prior to the execution of this Agreement, MHC, Buyer and Bank have delivered or made available to Bancorp complete and accurate copies of all reports that MHC, Buyer and Bank have filed with the OTS since January 1, 1997, and will provide Bancorp with the reports required by
Section 7.2(c) hereof (collectively, the "Buyer Regulatory Reports"). Since January 1, 1997, MHC, Buyer and Bank have filed in a timely manner all Buyer Regulatory Reports that they were required to file with the OTS. As of their respective dates or as subsequently amended prior to the date hereof, each of the Buyer Regulatory Reports, to Buyer's Knowledge, (i) is true and correct, and
(ii) complied or will comply with applicable rules and regulations of the OTS.

     3.10 REGULATORY APPROVALS. Except as referred to in Section 3.3(b) hereof, or in connection, or in compliance with the provisions of the HSRA, the Securities Act, the Securities Exchange Act, the HOLA, the BHCA, the BMA, the rules and regulations of the SEC, OTS and the NASD with respect to the OTCBB, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Buyer or MergerSub of the Reorganization. As of the date hereof, Buyer knows (based upon such investigation as Buyer shall deem appropriate in its reasonable discretion under the circumstances) of no reason why the Regulatory Approvals should not be obtained prior to the Termination Date without the imposition of any non-standard conditions or restrictions that, individually or in the aggregate, would be substantially detrimental to the prospects or financial condition of Buyer, MHC or any Buyer Subsidiary, or of Bancorp or any Bancorp Subsidiary.

     3.11 NO BROKERS. No agent, broker, investment banker or other firm or Person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any aspect of the Reorganization as the result of any action or inaction by Buyer, except that Buyer is obligated to compensate Sandler O'Neill & Partners, LLP in connection with the Reorganization.

     3.12 BUYER MATERIAL ADVERSE EFFECT. Since December 31, 2000, Buyer and Buyer Subsidiaries have not suffered any Buyer Material Adverse Effect.

     3.13 ACCURACY OF INFORMATION FURNISHED. The representations and warranties made by Buyer in this Agreement do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances in order to make the statements contained herein and therein not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BANCORP

     Bancorp represents and warrants to Buyer that, except as set forth in the specific schedule, if any, expressly referenced in the specific representation and warranty, which schedule shall be part of the Bancorp Disclosure Schedule, each of the following statements is true and correct on the date hereof and will comply with the requirements of Section 8.1(a) hereof as of the Effective Time:

     4.1 ORGANIZATION. (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Bancorp is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Bancorp Material Adverse Effect. Bancorp has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, upon the receipt of all Regulatory Approvals and, in the case of this Agreement, the approval of the majority of the shares of Bancorp Common Stock as hereinafter provided, to consummate the Reorganization. Bancorp is duly registered as a bank holding company under the BHCA.

                (b) Bancorp Bank is a national bank duly organized and in existence under the laws of the United States and its deposits are insured by the FDIC to the full extent permitted under the FDI Act. Bancorp Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and, upon the receipt of all Regulatory Approvals and the approval of Bancorp as its sole stockholder, to consummate the Reorganization.

                (c) Bancorp and each Bancorp Subsidiary hold all licenses, certificates, permits, franchises and rights from all Applicable Governmental Authorities necessary for the conduct of its and their respective business, except where the failure to so hold would not have a Bancorp Material Adverse Effect.
         4.2 AUTHORIZATION. The execution, delivery and performance of the other Transaction Documents and the consummation of the Reorganization have been duly approved and authorized by the board of directors of Bancorp and, as necessary or appropriate, by the board of directors of Bancorp Bank, and all necessary corporate action on the part of Bancorp and Bancorp Bank has been taken, subject to the approval of this Agreement by the stockholders of Bancorp and the approval of the Bank Merger Agreement by the board of directors and the sole shareholder of Bancorp Bank. The Transaction Documents have been, or where applicable, will be, duly executed and delivered by Bancorp and Bancorp Bank, as applicable, and, subject to the Regulatory Approvals, and, in the case of this Agreement and the Reorganization, the approval by the holders of a majority of the shares of Bancorp Common Stock, will constitute the valid and binding obligations of Bancorp and Bancorp Bank, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Neither the certificate of incorporation nor the bylaws of Bancorp will need to be amended to effectuate the Reorganization.

     4.3 CONFLICTS. (a) The execution and delivery of the Transaction Documents do not, and the consummation of the Reorganization will not, conflict with or result in any violation of the certificate of incorporation or bylaws of Bancorp or similar documents of any Bancorp Subsidiary. The execution and delivery of the Transaction Documents do not, and the consummation of the Reorganization will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree or Applicable Law and Regulation, other than any such conflicts, violations, defaults or losses of benefits that (i) individually or in the aggregate do not have a Bancorp Material Adverse Effect on Bancorp, or (ii) will be cured or waived prior to the Effective Time.

                (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Applicable Governmental Authority is required by or with respect to Bancorp in connection with the execution and delivery of the Transaction Documents or the consummation of the Reorganization, the absence of which would have a Bancorp Material Adverse Effect, except for the filings to be submitted by Buyer, Bancorp and the Bank in order to obtain the Regulatory Approvals, the Proxy Statement, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, any filings, approvals or no-action letters with or from state securities authorities, any necessary antitrust filings, consents, waivers or approvals and such consents as are necessary to permit Buyer to assume the obligations of Bancorp under the Indenture, the Trust Agreement and the Guarantee Agreement.

     4.4 ANTITAKEOVER PROVISIONS INAPPLICABLE. No "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in Bancorp's certificate of incorporation or bylaws, (i) prohibits or restricts Bancorp's ability to perform its obligations under any Transaction Document, or its ability to consummate the Reorganization, (ii) would have the effect of invalidating or voiding any Transaction Document or any provision hereof or thereof, or (iii) would subject Buyer to any material impediment or material adverse condition in connection with the exercise of any of its rights under any Transaction Document.

     4.5 CAPITALIZATION AND STOCKHOLDERS. (a) The authorized capital stock of Bancorp consists of the following: (i) 7,500,000 shares of common stock, par value $0.001 per share (the "Bancorp Common Stock"), of which 2,439,180 shares are issued and outstanding and 635,146 shares are held by Bancorp as treasury shares; and (ii) 1,000,000 shares of Preferred Stock, $0.001 par value, none of which are issued and outstanding and 90,000 shares of which have been designated as Series B Junior Participating Preferred Stock ("Series B Stock"). All of the issued and outstanding shares of Bancorp Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bancorp Common Stock are subject to any preemptive rights of the current or past stockholders of Bancorp. All of the issued and outstanding shares of Bancorp Common Stock will be entitled to vote to approve the Agreement.

                (b) The authorized capital stock of Bancorp Bank consists of 589,557 shares of common stock, 41,000 shares of which are designated as having a par value of $10.00 per share and 548,557 shares of which are designated as having a par value of $1.00 per share (collectively, the "Bancorp Bank Common Stock"). All of the issued and outstanding shares of Bancorp Bank Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bancorp Bank Common Stock are subject to any preemptive rights of the current or past stockholders of Bancorp Bank.

                (c) Bancorp has issued $15,000,000 principal amount of Subordinated Debentures pursuant to the Indenture. The Subordinated Debentures were duly and validly issued and represent the obligations of Bancorp in accordance with the terms of the Indenture. All of the Subordinated Debentures are owned by Bancorp Capital Trust I. Bancorp Capital

Trust I was duly and validly organized pursuant to and in accordance with the Trust Agreement and all Applicable Laws and Regulations. The beneficial interests in Bancorp Capital Trust I consist of 46,391.752 shares of common securities, all of which are owned by Bancorp and 1,500,000 shares of Trust Preferred Securities, all of which are issued and outstanding. All of the issued and outstanding Trust Preferred Securities have been duly and validly authorized and issued, and are fully paid and non-assessable.

                (d) Bancorp has 370,000 shares of Bancorp Common Stock reserved for issuance under the Bancorp Stock Option Plans pursuant to which Bancorp Stock Options for an aggregate of 248,000 shares of Bancorp Common Stock are outstanding. Except as set forth in this Section 4.5(d) and except for the transactions herein and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of Bancorp outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bancorp, or contracts, commitments, understandings, or arrangements by which Bancorp is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each Bancorp Stock Option is vested and exercisable or will be, absent an earlier vesting pursuant to the terms of this Agreement, vested and exercisable as of the date set forth in Schedule 4.5(d) to the Bancorp Disclosure Schedule and has an exercise price in the amount set forth in Schedule 4.5(d) to the Bancorp Disclosure Schedule. No optionee or third party beneficiary has the right to prevent or delay the conversion of any Bancorp Stock Option into the right to receive the Option Spread.

                (e) Schedule 4.5(e) to the Bancorp Disclosure Schedule accurately identifies the names of all of the stockholders who, to Bancorp's Knowledge, beneficially own more than five percent (5%) of the shares of Bancorp Common Stock and the number of shares of Bancorp Common Stock held by each such stockholder, by each director and senior officer of Bancorp and by the Bancorp Benefits Plans.

                (f) Bancorp does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors or the approval of the Reorganization, nor are there outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating Bancorp or any Bancorp Subsidiary to issue or sell any such indebtedness. There are no outstanding contractual obligations of Bancorp or any Bancorp Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or any of its indebtedness.

     4.6 THE BANCORP SUBSIDIARIES. (a) Schedule 4.6(a) to the Bancorp Disclosure Schedule accurately identifies the number of shares of authorized and outstanding capital stock of the Bancorp Subsidiaries, and a description of the business of each Bancorp Subsidiary. Except for Bancorp Capital Trust I, Bancorp owns directly or indirectly all of the issued and outstanding shares of capital stock of each of the Bancorp Subsidiaries. As to Bancorp Capital Trust I, Bancorp owns all of its issued and outstanding common securities. Except as set forth in Schedule 4.6(a) to the Bancorp Disclosure Schedule, neither Bancorp nor the Bancorp

Subsidiaries own directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the Bancorp Subsidiaries is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any of the Bancorp Subsidiaries. There are no contracts, commitments, understandings or arrangements relating to the rights of Bancorp to vote or to dispose of shares of the capital stock of any Bancorp Subsidiary. All of the shares of capital stock of each Bancorp Subsidiary held by Bancorp or a Bancorp Subsidiary are fully paid and non-assessable and, except as disclosed on Schedule 4.6(a) are owned by Bancorp or such Bancorp Subsidiary free and clear of any claim, lien or encumbrance.

                (b) Each Bancorp Subsidiary other than Bancorp Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Bancorp Material Adverse Effect. Each Bancorp Subsidiary has the power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

                (c) Bancorp Realty was liquidated and dissolved in accordance with applicable laws of its state of incorporation and the states in which Bancorp Realty was qualified to conduct business.

     4.7 SEC REPORTS. Prior to the execution of this Agreement, Bancorp has delivered or made available to Buyer complete and accurate copies of the following (collectively and together with the deliveries required under Section 7.2(a) below, the "Bancorp SEC Reports"): (a) Bancorp's Annual Reports on Form 10-K for the years ended December 31, 1998, 1999 and 2000 as filed with the SEC;
(b) all Bancorp proxy statements and annual reports to stockholders used in connection with meetings of Bancorp's stockholders held since January 1, 1996;
(c) Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 as filed with the SEC; and (d) Bancorp's Current Reports on Form 8-K as filed with the SEC since January 1, 1997. Except as set forth in Schedule 4.7 to the Bancorp Disclosure Schedule, each Bancorp SEC Report was timely filed and as of their respective dates or as subsequently amended prior to the date hereof, each of the Bancorp SEC Reports
(i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which it was made, not misleading,
(ii) complies as to form in all material respects with the applicable accounting requirements and the rules and regulations of the SEC and, (iii) with respect to financial statements included in any Bancorp SEC Report, such included financial statements fairly present in all material respects the consolidated financial condition of Bancorp and the Bancorp Subsidiaries as of the dates thereof and the consolidated results of operations, consolidated statement of changes in stockholders' equity and consolidated cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount, the absence of certain footnotes and other appropriate adjustments.

     4.8 BANCORP REGULATORY REPORTS. Prior to the execution of this Agreement, Bancorp has delivered or made available to Buyer complete and accurate copies of all reports that Bancorp has filed with the Federal Reserve since January 1, 1997, and will provide Buyer with the reports required by Section 7.2(b) hereof (collectively, the "Bancorp Regulatory Reports"). Since January 1, 1997, Bancorp has filed in a timely manner all Bancorp Regulatory Reports that it was required to file with the Federal Reserve. As of their respective dates or as subsequently amended prior to the date hereof, each of the Bancorp Regulatory Reports (i) is true and correct in all material respects, (ii) complies or will comply in all material respects with applicable rules and regulations of the Federal Reserve applied on a consistent basis.

     4.9 BANCORP BANK REGULATORY REPORTS. Prior to the execution of this Agreement, Bancorp has delivered or made available to Buyer complete and accurate copies of all reports that Bancorp Bank has filed with the OCC since January 1, 1997, and will provide Buyer with the reports required by Section 7.2(b) hereof (collectively, the "Bancorp Bank Regulatory Reports"). Since January 1, 1997, Bancorp Bank has filed in a timely manner all Bancorp Bank Regulatory Reports that it was required to file with the OCC. As of their respective dates or as subsequently amended prior to the date hereof, each of the Bancorp Bank Regulatory Reports (i) is true and correct in all material respects, (ii) complies or will comply in all material respects with applicable rules and regulations of the OCC, applied on a consistent basis.

         4.10 FINANCIAL STATEMENTS. (a) Prior to the execution of this Agreement, Bancorp has delivered or made available to Buyer complete and accurate copies of Bancorp's audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000, and will provide Buyer with the Bancorp reports required by Section 7.2(e) hereof (collectively, the "Bancorp Financial Statements"). The Bancorp Financial Statements have been, or will be, prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q (or other applicable SEC
Form), and fairly present, or will fairly present in all material respects, the consolidated financial condition of Bancorp and the Bancorp Subsidiaries as of the dates thereof and the consolidated results of operations, consolidated statement of changes in stockholders' equity and consolidated cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount, the absence of certain footnotes and other appropriate adjustments, none of which will result in the failure of the unaudited financial statements to fairly present in all material respects the consolidated financial condition of Bancorp and the Bancorp Subsidiaries as of the dates thereof and for the periods then ended).

                (b) Bancorp has delivered or made available to Buyer the statement of condition of Bancorp Bank as of the month ending February 28, 2001, and the related income statement for the monthly period then ended, and will provide Buyer with the Bancorp and Bancorp Bank reports required by Section 7.2(f) hereof (collectively, the "Monthly Financial Statements"). Each of the Monthly Financial Statements (i) has been derived from the books and records of Bancorp Bank, (ii) have been or will be relied upon by Bancorp and Bancorp Bank management and the Bancorp and Bancorp Bank Boards of Directors in the operation and management of Bancorp and the Bancorp Subsidiaries, (iii) have been prepared in a manner that is consistent with the past practices and, (iv) to Bancorp's Knowledge, are not, and will not be, false or misleading in any material respect.

                (c)  Except as set forth in Schedule 4.10(c), since December
31, 2000, Bancorp and the Bancorp Subsidiaries have not undergone, suffered or experienced any Bancorp Material Adverse Effect. To the Knowledge of Bancorp, no facts or circumstances exist which would result in a Bancorp Material Adverse Effect.

     4.11 REGULATORY INVESTIGATIONS. (a) Neither Bancorp nor any Bancorp Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority or other Applicable Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor, has Bancorp or any Bancorp Subsidiary been advised by any Regulatory Authority or other Applicable Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

                (b) Except for routine examinations conducted by the Federal Reserve or the OCC in the regular course of the business of Bancorp or any Bancorp Subsidiary, neither the Federal Reserve, the OCC, the FDIC nor the SEC has initiated any proceeding or, to Bancorp's Knowledge, investigation into the business or operations of Bancorp or any Bancorp Subsidiary within the past three (3) years. To Bancorp's Knowledge, there is no unresolved violation, criticism or exception by the Federal Reserve, the OCC, the SEC or the FDIC that would have a Bancorp Material Adverse Effect.

     4.12 COMPLIANCE WITH LAWS. (a) The businesses of Bancorp and each Bancorp Subsidiary are not being conducted in violation of any Applicable Laws and Regulations, including the BHCA, the NBA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, unfair trade practices, occupational safety, fair employment practices, fair labor standards, escheat and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the Bancorp Properties, except for possible violations which either individually or in the aggregate do not and will not have a Bancorp Material Adverse Effect.

                (b) The policies, programs and practices of Bancorp and each Bancorp Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with Applicable Laws and Regulations governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Bancorp's Knowledge, threatened, against Bancorp or any Bancorp Subsidiary alleging breach of any express or implied employment contract or commitment, or a material breach of any Applicable Law and Regulation relating to employment or terms and conditions of employment, and, to Bancorp's Knowledge, there is no basis for any valid claim or charge with regard to such matters.

                (c) Schedule 4.12(c) to the Bancorp Disclosure Schedule sets forth Bancorp Bank's current rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

     4.13 LITIGATION. Schedule 4.13 to the Bancorp Disclosure Schedule includes copies of all attorney responses to auditor letters provided in connection with the audited financial statements of Bancorp for the years ended December 31, 1998, 1999 and 2000. Except as disclosed in Schedule 4.13 to the Bancorp Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to Bancorp's Knowledge, threatened against or affecting Bancorp or any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against Bancorp, any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such. None of the matters disclosed in Schedule 4.13 has or will have a Bancorp Material Adverse Effect, or is seeking to enjoin the consummation of any aspect of the Reorganization, or to obtain other relief in connection with the Transaction Documents or the Reorganization, except as disclosed in such schedule. No judgment, decree, injunction, rule or order of any court, arbitrator or Applicable Governmental Authority is outstanding against Bancorp or any Bancorp Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could have a Bancorp Material Adverse Effect.

     4.14 TAXES. (a) Bancorp and each Bancorp Subsidiary and all members of any consolidated, affiliated, combined or unitary group of which Bancorp or any of the Bancorp Subsidiaries is a member have each timely filed all Tax and Tax information returns or reports, including all Forms 1099, 1098 and 5498, required to be filed (all such returns and reports being correct and complete in all material respects to Bancorp's Knowledge) and have paid (or Bancorp has paid on behalf of each Bancorp Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns or reports, and have accrued on their respective books and set up an adequate reserve for the payment of all income and other Taxes anticipated to be payable. Neither Bancorp nor any Bancorp Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against Bancorp or any Bancorp Subsidiary that have not been resolved or settled, and no requests for waivers of the statute of limitations to assess any such Tax are pending or have been agreed to. Except as set forth on Schedule 4.14(a) to the Bancorp Disclosure Schedule, to Bancorp's Knowledge, the Tax returns and reports of Bancorp and each Bancorp Subsidiary have not been audited by either the IRS, the Illinois Department of Revenue, the Delaware Department of Revenue, or any other federal, state or local Taxing authorities, for any of the last six (6) years. Neither Bancorp nor any Bancorp Subsidiary is a party to any action or proceeding by any Applicable Governmental Authority for the assessment or the collection of Taxes. Deferred Taxes of Bancorp and each Bancorp Subsidiary have been accounted for in accordance with GAAP and consistent with past practices. Bancorp and each Bancorp Subsidiary has delivered to Buyer correct and complete copies of all federal and state income Tax returns and reports and supporting schedules for all Tax years since December 31, 1995. For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee or assessment imposed by a taxing jurisdiction, including any interest, penalties or additional amounts in respect of the foregoing, for each party hereto and its commonly controlled entities and all members of any consolidated, affiliated, combined or unitary group of which any of them is a member.

                (b) Bancorp has not filed any consolidated federal income tax return with an "affiliated group" within the meaning of Section 1504 of the Code where Bancorp was not the common parent of the group. Neither Bancorp nor any Bancorp Subsidiary is, or has been, a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Bancorp or any Bancorp Subsidiary.

                (c) Bancorp and each Bancorp Subsidiary have each withheld amounts from its employees, stockholders, borrowers and holders of deposit accounts in compliance with the tax withholding provisions of Applicable Laws and Regulations, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other Taxes and all payments or deposits with respect to such Taxes have been timely made and, except as set forth in Schedule 4.14(c) to the Bancorp Disclosure Schedule, has complied with all applicable federal, state and local Tax laws concerning the providing of all forms, statements or reports to employees, stockholders and holders of deposit accounts.

     4.15 INSURANCE. Schedule 4.15 to the Bancorp Disclosure Schedules includes copies of all insurance policies and bonds presently maintained by Bancorp or the Bancorp Subsidiaries with respect to their respective businesses, operations, properties or assets. All such insurance policies and bonds are in full force and effect. Neither Bancorp nor any Bancorp Subsidiary is in default of any of its obligations under any such insurance policy or bond. Bancorp and each Bancorp Subsidiary maintain all insurance and bonds they are required to carry by law or by any agreement by which they are bound. Except for routine claims filed by employees of Bancorp and Bancorp Bank under applicable medical insurance policies maintained for the benefit of such employees,
Schedule 4.15 to the Bancorp Disclosure Schedule lists and briefly describes all claims that have been filed under such insurance policies and bonds since March 31, 1999 and the current status of such claims. All claims listed on Schedule
4.15 to the Bancorp Disclosure Schedule have been filed in a due and timely fashion. Neither Bancorp nor any Bancorp Subsidiary has had an insurance policy or bond canceled or non-renewed by the issuer of the policy or bond within the past five (5) years.

     4.16 LOANS. (a) Except as disclosed in Schedule 4.16(a) to the Bancorp Disclosure Schedule or with respect to the Excluded Notes, each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, "Loans") reflected as an asset on any Bancorp Financial Statement, any Bancorp SEC Report, or as otherwise reflected on the books and records of Bancorp Bank is, to Bancorp's Knowledge, evidenced by appropriate and sufficient documentation in all material respects and constitutes, to Bancorp's Knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. To Bancorp's Knowledge, (i) no obligor named therein has stated or otherwise indicated to Bancorp or Bancorp Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable principles or doctrines, and (ii) no Loan is subject to any valid defense, offset or counterclaim that has been asserted with respect to any Loan. For purposes of this Section 4.16(a), Bancorp Knowledge as of the date of this Agreement shall mean the knowledge of Wilbur E. Meinen, Christa Calabrese, Laurie Breitenstein, Kurt Felde, Martin Waide and Craig Love.

                (b) All Loans originated by Bancorp or any Bancorp Subsidiary, and all Loans purchased by Bancorp or any Bancorp Subsidiary, were made or purchased in accordance with the policies of the boards of directors of Bancorp and such Bancorp Subsidiary and in the ordinary course of the business of Bancorp and such Bancorp Subsidiary. Except as set forth in Schedule 4.16(b) to the Bancorp Disclosure Schedule, Bancorp Bank has not suffered or allowed the creation of any security interest, lien, encumbrance or other charge in or against any Loan.

                (c) Except as disclosed in Schedule 4.16(c) to the Bancorp Disclosure Schedule which contains the list of non-performing assets of Bancorp Bank, neither Bancorp nor Bancorp Bank is a party to any Loan (i) under the terms of which the obligor is more than sixty (60) days delinquent in payment of principal or interest or has been declared to be in default of any other material provision as of the dates shown thereon or for which Bancorp Bank has discontinued the accrual of interest; (ii) that has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Bancorp or Bancorp Bank, or by any Applicable Governmental Authority, (iii) that has been listed on any "watch list" or similar internal report of Bancorp or Bancorp Bank or has been categorized as a "potential problem loan" in any Bancorp SEC Report; or (iv) to any Person that, to Bancorp's

Knowledge, is an Affiliate of an obligor under any Loan described in the "watch list" of Bancorp or Bancorp Bank.

                (d) The allowance for loan and lease losses reflected in the financial statements contained in any of the Bancorp SEC Reports, Bancorp Financial Statements and Monthly Financial Statements as of any date subsequent to December 31, 2000 and required to be furnished by Bancorp to Buyer pursuant to Sections 7.2(e) and 7.2(f) hereof was, or will be, calculated in accordance with Bancorp Bank's Commercial and Retail Credit Policy (as of the date hereof with such changes as shall be required by Applicable Laws and Regulations), consistently applied and was or will be, in each case as of the date thereof, adequate in all material respects as of their respective dates under GAAP and the standards applied by the OCC (in accordance with the OCC release, "OCC-CH-A-Allowance for Loan and Lease Leases") for determining the adequacy of allowances for loan and lease losses. Notwithstanding the foregoing, in determining whether Bancorp Bank's allowance for loan and lease losses is adequate pursuant to this Section 4.16(d) or any other provision of this Agreement (including Sections 5.1(b)(vi) and 8.1(h)) under GAAP and the standards applied by the OCC (in accordance with the OCC release, "OCC-CH-A-Allowance for Loan and Lease Losses), (i) the Excluded Notes shall be disregarded for determining such adequacy; (ii) the amount of the allowance for loan and lease losses that is reflected as an allocated reserve for the Excluded Notes (in accordance with the "Summary of Commercial and Commercial Real Estate Loans by Grade" as of March 31, 2001 provided to Buyer pursuant to Section 4.26(h) hereof) shall be deemed to be a part of the unallocated general reserve and shall be considered for determining such adequacy; (iii) any portion of the allowance for loan and lease losses as of March 31, 2001 in accordance with the material provided to Buyer pursuant to Section 4.26(h) that is recharacterized subsequent to the date of this Agreement as an allocated reserve for an Excluded Note shall be considered for determining such adequacy; and (iv) any future additions to the allowance for loan and lease losses that are allocated as a reserve for an Excluded Note shall be disregarded for determining such adequacy.

                (e) Schedule 4.16(e) to the Bancorp Disclosure Schedule contains a complete list of the Bancorp OREO and other repossessed property having a carrying value of $100,000 or greater. The Bancorp OREO and other repossessed property (excluding repossessed property that has a carrying value of less than $100,000) are carried on the Bancorp SEC Reports, the Bancorp Financial Statements, the Bancorp Regulatory Reports, the Bancorp Bank Regulatory Reports and the Bancorp Bank Financial Statements in accordance with GAAP.

                (f) To Bancorp's Knowledge, all guarantees of indebtedness owed to Bancorp or any Bancorp Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines, and except as would not have a Bancorp Material Adverse Effect.

                (g) In originating, underwriting, servicing, and discharging Loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Bancorp and each Bancorp Subsidiary have complied with all applicable terms and conditions of such obligations and with all Applicable Laws and Regulations, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Bancorp Material Adverse Effect.

     4.17 INVESTMENTS. (a) Set forth on Schedule 4.17(a) to the Bancorp Disclosure Schedule is a complete and accurate list of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Bancorp or any Bancorp Subsidiary (together with any securities hereafter acquired, the "Investment Securities"). Schedule 4.17(a) shows, as of March 31, 2001, the applicable CUSIP numbers, the applicable maturity dates and the applicable coupon rates of the Investment Securities, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities, and the estimated cost and the estimated fair value of the marketable equity securities.

                (b) Except as set forth in Schedule 4.17(b) to the Bancorp Disclosure Schedule, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Bancorp freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Bancorp or any Bancorp Subsidiary is a party, Bancorp or such Bancorp Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                (c) Except as set forth in Schedule 4.17(c) to the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other Person has the right, either conditionally or absolutely, to require Bancorp or any Bancorp Subsidiary to repurchase or otherwise reacquire any such assets.

                (d) All Investment Securities that are classified as "held to maturity," "available for sale" and "trading" held by Bancorp or any Bancorp Subsidiary have been classified and accounted for in accordance with SFAS 115 and the intentions of Bancorp's management.

                (e) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which Bancorp or any Bancorp Subsidiary is a party or by which any of its assets or properties may be bound.

     4.18 BANCORP BENEFIT PLANS. (a) Schedule 4.18(a)(i) to the Bancorp Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination (excluding any termination agreement between Bancorp or any Bancorp Subsidiary and any individual that is no longer employed with Bancorp or any Bancorp Subsidiary provided such agreements do not require further action or payment (after the date hereof) by, and do not create any liability upon, Bancorp or any Bancorp Subsidiary) or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life (including split-dollar arrangements), health, accident or other insurance, bonus, deferred or incentive compensation, severance (excluding any severance agreement between Bancorp or any Bancorp Subsidiary and any individual that is no longer employed with Bancorp or any Bancorp Subsidiary provided such agreements do not require further action or payment (after the date hereof) by, and do not create any liability upon, Bancorp or any Bancorp Subsidiary) or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Bancorp or each Bancorp Subsidiary or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of ERISA, which Bancorp or any Bancorp Subsidiary maintains, to which Bancorp or any Bancorp Subsidiary contributes, or under which any employee, former employee, director or former director of Bancorp or any Bancorp Subsidiary is covered or has benefit rights and pursuant to which any liability of Bancorp or any Bancorp Subsidiary exists or is reasonably likely to occur (the "Bancorp Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and IRS Form 5500 or 5500-C (for the three most recently completed plan years) with respect thereto. Except as set forth on Schedule 4.18(a)(ii) of the Bancorp Disclosure Schedule, Bancorp neither maintains nor has entered into any Bancorp Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Bancorp or any Bancorp Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Bancorp or any Bancorp Subsidiary or to Buyer as a result of the Reorganization or any related action thereafter (as used in this Section 4.18, a "Change in Control Benefit"). The term "Bancorp Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 4.18, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Bancorp Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Bancorp nor any Bancorp Subsidiary has been notified by any Applicable Governmental Authority to amend any payments or other compensation paid or payable by Bancorp or any Bancorp Subsidiary under this Agreement, any Bancorp Benefit Plan or otherwise, to or for the benefit of any employee or director of Bancorp or any Bancorp Subsidiary and to Bancorp's Knowledge, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities.

                (b) Each of the Bancorp Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Bancorp Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification will be timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 4.18(b) of the Bancorp Disclosure Schedule), and, to Bancorp's Knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Bancorp Qualified Plan. All such Bancorp Qualified Plans established or maintained by Bancorp or each Bancorp Subsidiary or to which Bancorp or any Bancorp Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Bancorp Qualified Plans, except for any amendments (which are described in Schedule 4.18(b)) for which the remedial amendment period has not yet expired. No Bancorp Qualified Plan is a defined benefit pension plan that is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Bancorp or each Bancorp Subsidiary to any Bancorp Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in Bancorp Financial Statements. Neither Bancorp nor any Bancorp Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Neither Bancorp nor any Bancorp Subsidiary is in material default in performing any of its respective contractual obligations under any of Bancorp Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

                (c) Except as set forth on Schedule 4.18(c) to the Bancorp Disclosure Schedule, there is no pending or, to Bancorp's Knowledge, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of Bancorp Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Bancorp or any Bancorp Subsidiary that allege violations of any Applicable Laws or Regulations or the terms of the Plan which are reasonably likely to result in a Liability on the part of Bancorp or any Bancorp Subsidiary or any such Plan in excess of $50,000.

                (d) Bancorp and each Bancorp Subsidiary and all other Persons having fiduciary or other responsibilities or duties with respect to any Bancorp Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the Applicable Laws and Regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, and the IRS under ERISA, the Code or any other applicable law. No Bancorp Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or 4975(d) of the Code. All Bancorp Benefit Plans that are group health plans have been operated in substantial compliance with the group health plan continuation requirements of Section 4980B of the Code and Section

601 of ERISA and with the certification of prior coverage and other requirements of Section 701 of ERISA.

                (e) Except as set forth on Schedule 4.18(e) to the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has made any payments, or is or has been a party to any agreement or any Bancorp Benefit Plan, that under any circumstances could obligate it, Bancorp Bank, or any successor of either of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

                (f) Schedule 4.18(f) to the Bancorp Disclosure Schedule describes any obligation that Bancorp or any Bancorp Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

                (g)  Schedule 4.18(g) to the Bancorp Disclosure Schedule lists:
(i) each officer and director of Bancorp and each Bancorp Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for calendar year 2001 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Bancorp or any Bancorp Subsidiary for each of the calendar years 1996 through 2001 as reported by Bancorp or each Bancorp Subsidiary on IRS Form W-2 or Form 1099; (ii) each other employee of Bancorp or any Bancorp Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated salary for calendar year 2001; (iii) a listing of each Bancorp Stock Option, showing the holder thereof, the number of shares, the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of the participants in the Bancorp Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Bancorp Common Stock credited to each participant, the vesting dates thereof, and the unpaid balance of any loans owing by the ESOP to Bancorp or any party as of the date hereof (the "ESOP Loan"), the number of unallocated shares of Bancorp Common Stock under the ESOP; and (v) each officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Bancorp Financial Statements with respect thereto.

                (h) Bancorp and each Bancorp Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Bancorp Benefit Plan with the IRS, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would have a Bancorp Material Adverse Effect.

                (i) Neither Bancorp nor any Bancorp Subsidiary is a party to or bound by any collective bargaining agreement and, to Bancorp's Knowledge, no labor union claims to or is seeking to represent any employees of Bancorp or any Bancorp Subsidiary.


     4.19 ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 4.19(a) to the Bancorp Disclosure Schedule, to the Knowledge of Bancorp, there are no present or past conditions on Bancorp Properties or Mortgaged Premises involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that would, in the case of Bancorp Properties, have a Bancorp Material Adverse Effect.


                (b) Bancorp and each Bancorp Subsidiary are in compliance in all material respects with all applicable Environmental Laws. Neither Bancorp nor any Bancorp Subsidiary have received notice of, nor to their Knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of Bancorp Properties, which have or may have a Bancorp Material Adverse Effect.


                (c) Except as set forth in Schedule 4.19(c) to the Bancorp Disclosure Schedule, to the Knowledge of Bancorp, no Bancorp Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Bancorp Material Adverse Effect.

                (d) To the Knowledge of Bancorp, Bancorp and each Bancorp Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, Bancorp warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Buyer.

     4.20 INTELLECTUAL PROPERTY. With respect to each item of Intellectual Property owned by Bancorp or any Bancorp Subsidiary, Bancorp or such Bancorp Subsidiary possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that Bancorp or any Bancorp Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by any party thereto. To Bancorp's Knowledge, neither Bancorp nor any Bancorp Subsidiary has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Bancorp or such Bancorp Subsidiary must license or refrain from using any intellectual property rights of a third party) that may have a Bancorp Material Adverse Effect. To Bancorp's Knowledge, neither Bancorp nor any Bancorp Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Bancorp or any Bancorp Subsidiary that may result in a Bancorp Material Adverse Effect.

     4.21 PROPERTIES. (a) Schedule 4.21(a) to the Bancorp Disclosure Schedule contains a list and description of all Bancorp Properties. Bancorp and each Bancorp Subsidiary have good, sufficient and marketable title to such Bancorp Properties, except for (i) assets and properties disposed of since such date in the ordinary course of business, (ii) Bancorp Permitted Liens, and (iii) as set forth in Schedule 4.21(a) to the Bancorp Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the Bancorp Properties are in good operating condition and have been well-maintained, normal wear and tear excepted. Bancorp and each Bancorp Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities. Title to all Bancorp Properties listed on Schedule 4.21(a) as being owned by Bancorp or a Bancorp Subsidiary is held in fee simple, except as disclosed on such schedule.

                (b) Schedule 4.21(b) to the Bancorp Disclosure Schedule contains copies of all leases of real or personal property to which Bancorp or any Bancorp subsidiary is a party as lessee. To Bancorp's Knowledge, all such leases are valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which, with notice or lapse of time or both, would constitute a default, with respect to either Bancorp or any Bancorp Subsidiary, or to Bancorp's Knowledge, the other party. None of such leases contains a prohibition against assignment by Bancorp or any Bancorp Subsidiary, by operation of law or otherwise, or any other provision that would preclude Buyer or any Buyer Subsidiary from possessing and using the leased premises or property for the same purposes and upon the same rental and other terms upon the consummation of the Merger and the Bank Merger as are applicable to the possession and use of such premises or property by Bancorp or any Bancorp Subsidiary as of the date of this Agreement. Neither Bancorp nor any Bancorp Subsidiary has made a prior assignment for collateral purposes of any such lease.

     4.22 ADA COMPLIANCE. To the Knowledge of Bancorp, all "alterations" (as such term is defined in the Americans with Disabilities Act and the regulations issued thereunder (collectively, the "ADA")) to the respective business property and facilities of Bancorp and each Bancorp Subsidiary, including automated teller machines (collectively, the "Company Facilities") undertaken after January 26, 1992, are in compliance in all material respects with the ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). To the Knowledge of Bancorp, there are no investigations, proceedings or complaints, formal or informal, pending or overtly threatened against Bancorp or any Bancorp Subsidiary in connection with the Company Facilities under ADA, ADAAG, or any other local, state or federal law concerning accessibility for individuals with disabilities.

     4.23 FIDUCIARY ACCOUNTS. Since March 31, 1991, neither Bancorp nor any Bancorp Subsidiary has acted as a fiduciary, including as a trustee, agent, custodian (other than as a

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custodian for non-discretionary individual retirement accounts), court-appointed personal representative, guardian, conservator or investment advisor. Neither Bancorp nor Bancorp Bank exercises trust powers.

     4.24 INDEMNIFICATION. To Bancorp's Knowledge, no action or failure to take action by any director, officer, employee or agent of Bancorp or any Bancorp Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Bancorp or any Bancorp Subsidiary under any agreement with, or the corporate indemnification provisions of, Bancorp or any Bancorp Subsidiary, or under any Applicable Laws and Regulations.

     4.25 INSIDER INTERESTS. Except as set forth on Schedule 4.25 to the Bancorp Disclosure Schedule, or as otherwise disclosed in the Bancorp Disclosure Schedule, no officer or director of Bancorp or any Bancorp Subsidiary, any member of the Immediate Family of any such Person, and no entity that any such Persons "controls" within the meaning of Regulation O of the FRB, has any Loan, deposit account or any other agreement with Bancorp or any of the Bancorp Subsidiaries, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Bancorp or any of the Bancorp Subsidiaries, or any other interest or transaction that would be required to be disclosed under Regulation S-K of the SEC.

     4.26 ADDITIONAL DISCLOSURE ITEMS. Schedule 4.26 to the Bancorp Disclosure Schedule contains the following information or copies of the following documents, if and to the extent any of the following are not specifically included in other Schedules to the Bancorp Disclosure Schedule or the Bancorp SEC Reports:

                (a) A list and description of each outstanding letter of credit and each commitment to issue or confirm a letter of credit (excluding commitments to issue letters of credit under existing lines of credit unless a letter of credit has been expressly requested by or on behalf of the borrower) in excess of $25,000 to which Bancorp or any Bancorp Subsidiary is a party and/or under which it may (contingently or otherwise) have any Liability.

                (b) Complete and correct copies of the certificate of incorporation, charter and bylaws of Bancorp and each Bancorp Subsidiary.

                (c) A list and description of all powers of attorney granted by Bancorp or any Bancorp Subsidiary that are currently in force.

                (d) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Bancorp or each Bancorp Subsidiary which, by their terms, continue to bind or affect Bancorp, any Bancorp Subsidiary or any of its assets.

                (e) All orders, decrees, memoranda, agreements or understandings with any Applicable Governmental Authority that are binding upon or affecting the current operations of

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

Bancorp or any Bancorp Subsidiary or any of their directors or officers in their capacities as such.

                (f) All trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by Bancorp or any Bancorp Subsidiary or licensed from a third party (excluding computer software programs, source codes and related materials) (collectively, the "Intellectual Property").

                (g) All contracts, agreements or commitments, or amendments thereto, to which Bancorp and any Bancorp Subsidiary is a party that:

                     (i) affect ownership, title to or the use of any Bancorp Properties;

                     (ii) relate to employment, severance, consulting or professional service arrangements with any Person except for termination agreements and termination letters that do not require any further action or payment by, or do not create any liability upon, Bancorp or any Bancorp Subsidiary;

                      (iii) provide for the payment of commissions to or the sharing of profits with any Person;

                      (iv) require the consent or approval of, or notice to, any Person as a result of or in connection with the Merger or the Bank Merger;

                       (v)  involve data processing or merchant processing;

                       (vi) involve the guaranty or accommodation by Bancorp or any Bancorp Subsidiary of the Liabilities of any Person;

                       (vii) contain any covenant materially limiting the right of Bancorp or any Bancorp Subsidiary to engage in any line of business or compete with any Person, or limiting the right of any Person to compete with Bancorp or a Bancorp Subsidiary or solicit its employees or customers;

                       (viii) relate to any material license or material permit that is necessary to the operation of the business of Bancorp or any Bancorp Subsidiary;

                       (ix) involve an aggregate annual payment by Bancorp or any Bancorp Subsidiary of more than $10,000 in any year and that provide for any recourse or indemnification obligation on the part of Bancorp or any Bancorp Subsidiary in excess of $50,000;

                       (x) relate to the servicing of Loans for any Person or the sale of servicing rights with respect to any Loans;

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

                        (xi) involve forward commitments or similar arrangements to purchase or sell mortgages;

                        (xii) involve as a party any present officer or director of Bancorp or any Bancorp Subsidiary;

                        (xiii) is an agreement that would be required to be filed as an exhibit under Applicable Laws and Regulations of the SEC except for agreements that have been filed with the SEC and are available on the SEC's EDGAR archives;

                        (xiv) (A) has a term of more than one (1) year and involve an aggregate annual payment by Bancorp or any Bancorp Subsidiary of more than $10,000 in any year, (B) cannot be terminated without the payment of liquidated damages, a penalty or an equivalent thereto in excess of $100,000, or (C) involves an annual expenditure on the part of Bancorp or any Bancorp Subsidiary in excess of $100,000; or

                        (xv) a list of all brokered deposits including the amount of such deposit, the name of the depositor, the interest rate, the maturity and the name of the broker for such deposit; or

                (h) The report known as the "Analysis of the Reserve for Loan and Lease Loss Adequacy" and related documentation prepared by management of Bancorp Bank calculating the adequacy of its allowance for loan and lease losses as of the date hereof.

     4.27 DEFAULTS. There has not been any default, or the occurrence of an event which, with notice or lapse of time or both, would constitute a default in any obligation to be performed by Bancorp or any Bancorp Subsidiary under any material contract or material commitment. Neither Bancorp nor any Bancorp Subsidiary has waived any right under any contract or commitment, except where any such default or waiver, individually or in the aggregate with any other such defaults or waivers, would not have a Bancorp Material Adverse Effect. To Bancorp's Knowledge, no other party to any contract with or commitment to Bancorp or any Bancorp Subsidiary is in material default in any material obligation to be performed by such party.

     4.28 OPERATIONS SINCE DECEMBER 31, 2000. Between December 31, 2000, and the date hereof, there has not been, except as set forth on Schedule 4.28 to the Bancorp Disclosure Schedule or as contemplated and provided for in Schedule 1.1(a):

                (a) any increase in the compensation payable or to become payable by Bancorp or any Bancorp Subsidiary to any officer or director;

                (b) any payment of dividends by Bancorp or any Bancorp Subsidiary, except for payment of dividends on Trust Preferred Securities pursuant to Section 5.1(c)(iv) below, or any distribution by any of them, whether directly or indirectly, of any assets of any kind

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

whatsoever, on or in redemption or as the purchase price of any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder;

                (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Bancorp or any Bancorp Subsidiary, except for Bancorp Permitted Liens;

                (d) any creation or assumption of indebtedness, including the extension or renewal of any existing indebtedness, or the increase thereof, by Bancorp or any Bancorp Subsidiary for borrowed money, other than in the ordinary course of business, none of which is in default;

                (e) the establishment of any new, or an increase in the formula for or rate of contributions to or benefits under, any existing retirement, pension, profit sharing, stock bonus, employee stock ownership, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Bancorp or any Bancorp Subsidiary;

                (f) any action by Bancorp or any Bancorp Subsidiary seeking any cancellation of, or a decrease in the insured limit under, or increase in the deductible amount of the insured's retention under, any policy of insurance or bond maintained directly or indirectly by Bancorp or any Bancorp Subsidiary on any of their respective assets or businesses, including fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, directors and officers liability insurance, and blanket bond;

                (g) any change in independent auditors, or the historic methods or practices of accounting of Bancorp or any Bancorp Subsidiary (other than as required by GAAP or regulatory accounting principles);

                (h) any purchase by Bancorp or any Bancorp Subsidiary of any fixed asset that either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

                (i) any sale or transfer of any asset in excess of $50,000 of Bancorp or any Bancorp Subsidiary, except for loans (and collateral therefor) and marketable securities sold in the ordinary course of business at market prices, or any other sale or transfer of any asset of Bancorp or any Bancorp Subsidiary outside of the ordinary course of business;

                (j) any write-down of any asset in excess of $50,000;

                (k) any cancellation or compromise of any debt to, claim by or right of, Bancorp or any Bancorp Subsidiary, except in the ordinary course of business (including the compromise of any previously charged-off debt);

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

                (l) any amendment or termination of any material contract or commitment to which Bancorp or any Bancorp Subsidiary is a party;

                (m) any agreement, contract or commitment entered into, or agreed to be entered into, except in the ordinary course of business;

                (n) any theft, damage, destruction or loss of or to any property or properties owned or used by Bancorp, whether or not covered by insurance which could have a Bancorp Material Adverse Affect;

                (o)  any Bancorp Material Adverse Effect; or

                (p)  agreed to do any of the foregoing.

     4.29 CORPORATE RECORDS. The corporate record books, transfer books and stock ledgers of Bancorp and each Bancorp Subsidiary are complete and accurate in all material respects, and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, boards of directors and committees of the boards of directors of Bancorp and each Bancorp Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

     4.30 FAIRNESS OPINION. Bancorp has received an opinion dated the date of this Agreement from Keefe, Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of Bancorp pursuant to the Merger is fair to such stockholders from a financial point of view.

     4.31 RIGHTS AGREEMENT. Bancorp and its board of directors have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to any aspect of the Reorganization and (ii) ensure that neither Buyer nor MergerSub nor any of their Affiliates will be deemed to be an "Acquiring Person" or a "Restricted Person" (as such terms are defined in the Rights Agreement) and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of the Transaction Documents or the consummation of any aspect of the Reorganization.

     4.32 NO BROKERS. No agent, broker, investment banker or other firm or Person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any aspect of the Reorganization, except that Bancorp may pay fees to Keefe, Bruyette & Woods, Inc., as set forth in the letter dated February 22, 1999, as amended on August 9, 2000, a copy of which has heretofore been delivered to Buyer.

     4.33 ACCURACY OF INFORMATION FURNISHED. The representations and warranties made by Bancorp in this Agreement, as qualified in the appropriate Schedule hereto furnished by Bancorp, do not contain any untrue statement of a material fact or omit to state any material

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

fact which is necessary under the circumstances in order to make the statements contained herein and therein not misleading.

                                    ARTICLE V
                              COVENANTS OF BANCORP

     5.1 CONDUCT OF BUSINESS BY BANCORP UNTIL THE EFFECTIVE TIME. During the period commencing on the date hereof and continuing until the Effective Time, Bancorp agrees that:

                (a) Bancorp and each Bancorp Subsidiary will carry on their respective businesses in, and only in, the ordinary course of business in substantially the same manner as heretofore conducted, maintain their financial records in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use their Best Efforts to preserve intact their present business organizations, to keep available the services of their present officers and employees, and to preserve their relationships with customers, suppliers and others having business dealings with them, in each case to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                (b) Unless required by this Agreement, contemplated and provided for in Schedule 1.1(a) or otherwise consented to in writing and in advance by Buyer, Bancorp shall, and shall cause each Bancorp Subsidiary to:

                     (i) Comply in all material respects with all Applicable Laws and Regulations;

                     (ii) File in a timely manner (including permitted extensions) all Bancorp SEC Reports, Bancorp Regulatory Reports, Bancorp Bank Regulatory Reports, state and federal tax returns, and all other reports that it is required to file under Applicable Laws and Regulations;

                     (iii) Comply in all material respects with all material leases, contracts, licenses and agreements;

                     (iv) Maintain its properties and assets in their present states of repair, order and condition, normal wear and tear excepted, and maintain and keep in full force and effect all policies of insurance and bonds presently in effect, including the insurance of accounts with the FDIC;

                      (v) Make and commit to make Loans only in accordance with safe and sound banking practices and on terms and conditions that are consistent with the Loan policies and procedures of Bancorp Bank, as established by the board of directors of Bancorp Bank prior to the date of this Agreement, including any such changes or modifications to such policies and procedures that are required by Applicable Laws and Regulations; and

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

                      (vi) Maintain reserves for possible loan, lease and other losses at the level set forth in Schedule 1.1(a) and that are otherwise adequate in all material respects under the requirements of GAAP and Applicable Laws and Regulations; provided, however, that the determination of adequacy shall be made in accordance with Section 4.16(d).

                (c) Unless required by this Agreement or otherwise consented to in advance and in writing, Bancorp shall not, and shall not cause or permit any Bancorp Subsidiary to:

                        (i) Amend or propose to amend its certificate of incorporation, articles of association, charter, bylaws or similar organizational or corporate documents;

                        (ii) Except with regard to the ESPP (as amended pursuant to Section 7.5(c) hereof) or as required by law, issue, sell, grant or otherwise permit to become outstanding any additional shares of Bancorp Common Stock, preferred stock or any other capital stock or equity securities of Bancorp, securities convertible into or exchangeable for its equity securities, warrants, stock appreciation rights, options or other rights to acquire its equity securities (including pursuant to any employee stock options or similar stock based employee compensation rights), or any bonds, debt securities or other securities of Bancorp;

                        (iii) Except for routine distributions of cash in lieu of Bancorp Common Stock by the ESOP, redeem, purchase, acquire or offer to acquire any shares of capital stock of Bancorp or any Bancorp Subsidiary or other securities of Bancorp or any Bancorp Subsidiary;

                        (iv) Split, combine or reclassify any outstanding shares of capital stock of Bancorp or any Bancorp Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Bancorp or any Bancorp Subsidiary, except that (A) Bancorp Bank may pay dividends to Bancorp in amounts sufficient to enable Bancorp to pay its ordinary operating expenses and accrued liabilities, and (B) Bancorp Capital Trust I may pay scheduled dividends on the Trust Preferred Securities;

                        (v) Acquire, by merger, exchange, consolidation, acquisition of stock or assets or otherwise, any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Bancorp and Bancorp Bank (on a consolidated basis), except in connection with the resolution of debt previously contracted (whether previously or hereinafter created) in the ordinary course of business;

                        (vi) Change any policies or practices with respect to liquidity management and cash flow planning, marketing, loan and deposit pricing or fee schedules, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Bancorp to respond to then current market or economic conditions or as may be required by Applicable Governmental Authorities provided that Bancorp notifies Buyer of any material change in writing within 2 days after such change is made;

                        (vii) File any applications for additional branches, open any new office or branch, close any current office or branch, or relocate operations from existing locations other than actions taken in connection with the relocation of the South Libertyville branch;

                        (viii) Incur or become subject to any indebtedness for borrowed money except (A) for Federal Home Loan Bank borrowings with a term of one (1) year or less, (B) for non-brokered deposit accounts established in the ordinary course of business (including general deposits) on terms and conditions, including interest rates, that are not more favorable in any material respect than those available from local commercial banks in arms' length transactions in the ordinary course of business, (C) as necessary for Bancorp Bank to cover daylight overdrafts and other temporary indebtedness incurred in the ordinary course of business and (D) brokered certificates of deposit (including wholesale deposit products originated through Express Data) created in compliance with Bancorp deposit policy as of the date of this Agreement, provided that the maturity date of any such certificate shall not exceed 5 years and the aggregate amount of all such certificates shall not exceed 5% of total deposits at any time;

                         (ix) Mortgage, pledge or subject any of its assets to any lien or other encumbrance except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable or being contested in good faith, (C) Bancorp Permitted Liens,
     (D) liens and encumbrances resulting from Federal Home Loan Bank borrowings permitted hereunder, and (E) the revolving line of credit in the maximum principal amount of $10,000,000 maintained with American National Bank and Trust Company of Chicago as of the date of this Agreement;

                         (x) Discharge or satisfy any material lien or encumbrance on its assets or repay any material indebtedness for borrowed money, except for scheduled repayments of (A) Federal Home Loan Bank advances, (B) Bancorp's revolving line of credit with American National Bank and Trust Company of Chicago, (C) repayments or satisfaction as may be dictated by market conditions, and (D) other obligations incurred and repaid in the ordinary course of business;

                         (xi) Invest in, purchase or lease any real estate, except for investments in Bancorp OREO, subleases of office space located in downtown Chicago or the relocation of the South Libertyville branch;

                         (xii) Make any single or group of related capital expenditures or commitments therefor in excess of $50,000, other than pursuant to binding commitments existing on the date hereof and disclosed herein, and as necessary to maintain its assets in good repair;

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

                         (xiii) Enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets (other than capital expenditures) in a single transaction in excess of $50,000 in aggregate value, except for (i) a sale of the real estate located in Libertyville that is presently operated as the South Libertyville branch;
     (ii) the origination, purchase and sale of mortgage Loans and Loan participations as permitted herein; (iii) the purchase of Investment Securities as permitted; (iv) sales of Bancorp OREO and other repossessed properties; or (v) the acceptance of a deed in lieu of foreclosure;

                         (xiv) Enter into any new, or modify, amend, renew or extend (through action or inaction) the term of any existing, lease, contract or license that has a term of more than one (1) year, or that involves payments of more than $25,000 in the aggregate after 2001;

                         (xv) Terminate any material lease, contract or license involving an aggregate payment of more than $50,000;

                         (xvi) Allow any material lease, contract or license to terminate or expire, or any option to terminate, extend or renew the term thereof to lapse or expire, without providing Buyer with at least ten
     (10) days prior notice thereof;

                         (xvii) Institute, settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $100,000 without providing Buyer with at least five (5) days prior notice thereof;

                         (xviii) Accept or renew any brokered deposits, except for certificates of deposit not having a maturity of more than 5 years, provided that the aggregate amount of such certificates of deposit shall not exceed 5% of deposits at any time;

                         (xix) Make or commit to make any Loans except for (A) unsecured Loans having a principal balance of less than $250,000, excluding daylight and ordinary overdrafts to customers who are underwritten to present "passing grade" credit risk (i.e., shall be graded a 4 risk or better prior to the overdraft) and overdraft loans of up to $500,000 to borrowers having a risk rating of 5 or better that are authorized by Bancorp Bank's Chief Executive Officer, (B) purchased loan participations having a participatory share of less than $4,000,000 subject to Bancorp Bank's loan policies and procedures as of the date hereof and (C) other Loans authorized under loan policies and procedures of Bancorp Bank established by the Board of Directors and delivered to Buyer prior to the date of this Agreement;

                         (xx) Except for any Loans or commitments for Loans existing on the date thereof, make, commit to make, renew, extend the term or increase the amount of any Loan to any Person that would, when aggregated with all outstanding Loans and commitments for Loans made to such Person and such Person's Immediate Family and Affiliates, exceed $6,000,000, for customers who are underwritten to present "passing grade" credit risk (i.e., shall be graded a 4 risk or better) prior to the extension of credit;

                         (xxi) Except for loans having a risk rating of 5 or better and a principal amount of $1,000,000 or less that have been approved by the loan committee of the Board of Directors and that are being renewed or extended for a period of less than one year, make, commit to make, renew, extend the term or increase the amount of any Loan to any Person if such Loan or any other Loans to such Person or an Affiliate or member of the Immediate Family of such Person is on the "watch list" or similar internal report of Bancorp or Bancorp Bank, or has been classified as "substandard," "doubtful," "loss," or "other Loans specially mentioned or listed as a "potential problem loan;" provided, however, that nothing in this subsection shall prohibit Bancorp or Bancorp Bank from entering into a forbearance agreement with any such Person if the CEO or Board of Directors of Bancorp Bank determines that such action is necessary to protect the interests of Bancorp Bank and such forbearance agreement shall expire or mature prior to the Effective Time;

                         (xxii) Make, commit to make, renew, extend the term or increase the amount of any Loan to any executive officer (as defined in Regulation O of the Federal Reserve) except in compliance with Regulation O;

                         (xxiii) Cancel or release any material Loan, other debt or claims, release any collateral therefor, or waive any rights of material value, except in the ordinary course of business or upon payment in full;

                         (xxiv) Sell any Investment Securities except as may be required in the opinion of the management of Bancorp to respond to then current market or economic conditions or as may be required by any Applicable Governmental Authority provided that Bancorp notifies Buyer of any such within two (2) days after such sale is consummated;

                         (xxv) Purchase any Investment Securities except that existing Investment Securities may be replaced at maturity or upon earlier call or upon a permitted sale with the United States Treasury or agency securities (including Federal Home Loan Bank, Freddie Mac and Sallie Mae issues) with similar value, that qualify to secure Federal Home Loan Bank advances and that have maturities of either (i) 3 years or less or (ii) more than 3 years but less than 5 years provided the aggregate amount of such securities does not exceed $10,000,000 at any time;

                        (xxvi) Change the manner in which its portfolio of Investment Securities is classified or reported in accordance with SFAS 115 or otherwise, or restructure or materially change its Investment Securities portfolio (other than replacing maturing mortgage Loans with Investment Securities as set forth herein) or its gap position;

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

                        (xxvii) Purchase or otherwise acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

                        (xxviii) Enter into any new, or amend, modify or terminate any existing employment, severance, retention, covenant not to compete or similar agreements or arrangements with any officer, director or employee, except as expressly provided by this Agreement;

                        (xxix)  Grant any bonuses, wage, salary or
     compensation increases, or any severance, termination or retention payments to any officer, director or employee except pursuant to a program that has been approved in advance and in writing by Buyer or grants made by the Chief Executive Officer of Bancorp that do not exceed, in the aggregate, $100,000 and that shall have been determined by the Chief Executive Officer of Bancorp to be necessary to retain a key employee or settle an employment claim;

                        (xxx) Hire any employee with an annual salary that is not contemplated and provided for in Schedule 1.1(a) except for employees at will who are hired at a comparable or lesser salary to replace employees who have resigned or whose employment has otherwise been terminated;

                        (xxxi) Amend the Bancorp Benefit Plans except as required by Applicable Laws and Regulations to consummate any aspect of the Reorganization in accordance with Applicable Laws and Regulations and in accordance with a plan or program that has been approved in advance and in writing by Buyer, or adopt any other profit sharing, stock option, pension, retirement, employee stock ownership, restricted stock, incentive compensation, deferred compensation, bonus, severance, retention, vacation, insurance or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees;

                        (xxxii) Make contributions to any Bancorp Benefit
     Plan except as required by the terms of such plans or agreements as in effect as of the date of this Agreement, and as contemplated by this Agreement; provided, however, that Bancorp may make matching contributions under the ESOP, at the percentage contributed for the preceding plan year for the ESOP, and provided further that any such matching contributions are prorated to reflect only those employee elective deferral contributions made through the Effective Time; or

                        (xxxiii) Agree or commit to do any of the foregoing.

                (d) With respect to any written request by Bancorp for Buyer's consent to any non-permitted action of Bancorp or Bancorp Bank described in this
Section 5.1, Buyer shall not withhold its consent unreasonably, and Bancorp shall be entitled to conclusively presume that Buyer has consented to any such action unless Bancorp shall have received Buyer's written

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objection to such action within five (5) Business Days of the date of Buyer's actual receipt of such written request; provided, however, in the event that the Chief Executive Officer of Bancorp sends a request in accordance with Section
10.2 hereof and expressly and conspicuously requests expedited consideration of a matter, Bancorp shall be entitled to conclusively presume that Buyer has consented to any such action unless Bancorp shall have received Buyer's written objection to such action within two (2) Business Days of the date of Buyer's actual receipt of such written request. Receipt shall be conclusively evidenced by fax transmittal notification.

     5.2 STOCKHOLDERS' MEETING; PROXY STATEMENT. (a) The board of directors of Bancorp has determined that this Agreement and the transactions contemplated hereby are in the best interests of Bancorp and its stockholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to Bancorp's stockholders for adoption and approval at a duly held meeting of such stockholders. Bancorp shall, as soon as practicable, take all steps necessary to duly call, give notice of, convene and hold Bancorp's regular annual meeting of its stockholders and to take such actions as shall be appropriate for the annual meeting and for the purpose of obtaining stockholder approval of this Agreement and the transactions contemplated hereby, including the Merger (the "Stockholders' Meeting").

                (b) Bancorp shall prepare a proxy statement for the purpose of holding the Stockholders' Meeting (the "Proxy Statement") and shall submit the Proxy Statement to the SEC within thirty (30) days after (i) the date on which Bancorp receives the no-action letter contemplated in Section 6.1(d) below or
(ii) the date on which the SEC advises Bancorp or its counsel that it will not issue the requested no-action letter. Notwithstanding the foregoing, Bancorp shall submit the Proxy Statement to the SEC no later than July 15, 2001. The Proxy Statement shall be prepared in accordance with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder. The Proxy Statement shall include the Keefe, Bruyette, & Woods Fairness Opinion referred to in Section 4.32 above, which shall be redated and reconfirmed as of the date of mailing of the Proxy Statement.

                (c) Buyer shall furnish such information concerning Buyer and the Bank as is necessary to prepare the Proxy Statement, insofar as it relates to Buyer or the Bank, in accordance with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder. Buyer agrees promptly to advise Bancorp if at any time prior to the Stockholders' Meeting any information provided by Buyer for use in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide to Bancorp the information needed to correct such inaccuracy or omission.

                (d) Bancorp shall deliver a draft of the Proxy Statement to Buyer and its counsel at least two (2) Business Days prior to filing it with the SEC, and shall provide Buyer with copies of all responses from or written communications from SEC relating to the Proxy Statement. Bancorp shall also deliver a copy of the final Proxy Statement to Buyer promptly after the SEC has completed its review thereof.

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

                (e) Bancorp shall mail the Proxy Statement to its stockholders as soon practicable, but in no event later than thirty (30) days after the date the SEC has completed its review of the Proxy Statement (the "Mailing Date").

     5.3 RECOMMENDATION OF APPROVAL. Subject to its fiduciary duties, the board of directors of Bancorp shall recommend to its stockholders the approval of this Agreement and the Reorganization, including the Merger, and shall include such recommendation in the Proxy Statement; and shall otherwise use its Best Efforts to the extent consistent with its fiduciary duties to obtain such stockholders' approval.

     5.4 CERTAIN ACTIONS.

                (a) None of Bancorp or any Bancorp Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or any Bancorp Subsidiary, or
(ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Bancorp Subsidiary under any of the instances described in this clause. Bancorp shall immediately instruct and otherwise use its Best Efforts to cause its agents, advisors (including any investment banker, attorney or accountant retained by it or any Bancorp Subsidiary), consultants and other representatives to comply with such prohibition. Bancorp shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Bancorp may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Transaction if the board of directors of Bancorp determines, in good faith, that to fail to do so would be determined to violate its fiduciary duties to Bancorp's stockholders under applicable law, after taking into account advice provided in writing by Vedder, Price, Kaufman & Kammholz, and, provided further, that Bancorp may not, in any event, provide to such third party any information which it has not provided to Buyer. Bancorp shall promptly notify Buyer orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by Vedder, Price, Kaufman & Kammholz.

                (b) "Acquisition Transaction" shall, with respect to Bancorp, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Bancorp or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of Bancorp; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Bancorp or any Significant Subsidiary of Bancorp; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would

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

cause such person or group to become the beneficial owner of securities representing 12 1/2% or more of the voting power of either Bancorp or any Significant Subsidiary of Bancorp; (iv) a tender or exchange offer to acquire securities representing 12 1/2% or more of the voting power of Bancorp; (v) a public proxy or consent solicitation made to stockholders of Bancorp seeking proxies in opposition to any proposal relating to any aspect of the Reorganization that has been recommended by the board of directors of Bancorp;
(vi) the filing of an application or notice with the Federal Reserve, the OCC or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Bancorp or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through
(v) above.

     5.5 RIGHTS AGREEMENT. Bancorp shall take all necessary steps to terminate the Rights Agreement at no cost to Bancorp or Buyer effective upon the Effective Time.

     5.6 TRUST PREFERRED SECURITIES. Bancorp shall take all actions that are necessary or that are otherwise reasonably requested by Buyer to cause, as of the Effective Time, Buyer to be the successor to, or to assume the obligations of, Bancorp under and pursuant to the Trust Agreement, the Indenture and the Guarantee Agreement and to ensure that the Subordinated Debentures remain outstanding and the Trust Preferred Securities issued pursuant to the Trust Agreement remain outstanding and to be traded in the secondary market in accordance with Section 6.1(c).

     5.7 COVENANTS RELATING TO EXCLUDED NOTES. Bancorp and Bancorp Bank (a) shall not acquire or take title to any Excluded Note Collateral other than through a subsidiary or other limited liability entity formed specifically for that purpose; (b) shall maintain or cause to be maintained property and casualty insurance on all Excluded Note Collateral providing coverages against all property and casualty risks normally insured against by commercial air carriers, in amounts at least equal to the net book value of the Excluded Note Collateral;
(c) shall maintain or cause to be maintained liability insurance with respect to all Excluded Note Collateral providing coverages against all liability risks normally insured against by commercial air carriers, and in an amount at least equal to the amount of liability insurance currently maintained for such Excluded Note Collateral; (d) shall provide Buyer with written monthly reports itemizing all expenses, other expenditures, losses and other items that are considered or claimed to be Excluded Financial Effects, as soon as practicable after the end of each calendar month between the date of this Agreement and the Effective Time, and in no event later than the twenty-fifth day of the month following the month in which such expenses, other expenditures, losses or other items were made, incurred, accrued, received, recognized or realized; (e) shall provide Buyer with an itemized written report of any individual expense, other expenditure, loss or other item in excess of $50,000 that is considered or claimed to be an Excluded Financial Effect, within five (5) Business Days after such expense, other expenditure, loss or other item is made, incurred, accrued, received, recognized or realized; and (f) shall not, without the prior written consent of Buyer, make any capital or other expenditures in connection with the inspection or repair of, or the making of improvements to,

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

any Excluded Note Collateral in order to maintain a federal airworthiness certificate presently in effect with respect to such Excluded Note Collateral, to comply with any manufacturer's recommended maintenance schedule applicable to such Excluded Note Collateral, or to keep such Excluded Note Collateral in good working order, in an aggregate amount in excess of ten percent (10%) of the net book value of the Excluded Note secured by such Excluded Note Collateral.
Section 5.1(d) hereof shall apply to any request made by Bancorp for Buyer's consent to any action that is not permitted by Section 5.7(f).

                                   ARTICLE VI
                               COVENANTS OF BUYER

     6.1 REGULATORY APPLICATIONS. For purposes of this Article, Buyer and MHC shall be referred to as "Buyer." (a) Buyer shall, within thirty (30) days of the date hereof, file applications or notices with the OTS and any other Applicable Governmental Authorities, and shall use its Best Efforts to promptly prosecute all notices, applications, appeals and any other pending matters before OTS and any other Applicable Governmental Authorities.

                (b) Buyer shall deliver a draft of the nonconfidential portions of all regulatory applications and notices to Bancorp prior to filing them, and shall provide Bancorp with copies of the nonconfidential portions of all responses from or written communications from Regulatory Authorities relating to the Merger or this Agreement to the extent permitted by law, including, but not limited to, any notices that an application or appeal is being, or may be, or has been withdrawn, or is, or may be, or has been denied, or is not subject to further appeal or review. Buyer shall also deliver a final copy of the nonconfidential portions of all regulatory applications and notices to Bancorp promptly after they are filed with the appropriate Regulatory Authority.

                (c) Buyer shall enter into all documentation necessary for Buyer to assume the obligations of Bancorp under the Trust Agreement, the Indenture and the Guarantee Agreement governing the Trust Preferred Securities. Further Buyer and Bancorp agree to use their Best Efforts to maintain and to cause Buyer to maintain the trading of the Trust Preferred Securities in the secondary market in the most liquid form reasonably available under the circumstances until one (1) year after the Closing. In any event, Buyer shall arrange (including making arrangements with two (2) market-makers and complying with any reporting requirements of such market-makers) for the Trust Preferred Securities to be quoted on the "Over-the-Counter Pink Sheets" for a least one
(1) year after the Closing.

                (d) Buyer and Bancorp shall jointly prepare and submit to the SEC a request for guidance with respect to whether the actions proposed in
Schedule 6.1(c) to this Agreement require compliance by Bancorp with certain pertinent securities laws. Bancorp shall deliver a draft of the foregoing requests to Buyer and Buyer's legal counsel for review and comment prior to their submission to the SEC and the NASD. Bancorp shall also deliver a final copy of the requests and responses thereto to Buyer promptly after they are filed with, or received

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

from, the SEC. Buyer shall provide Bancorp with all information that Buyer reasonably requests in connection with the preparation of the above request.

     6.2 DIRECTOR AND OFFICER LIABILITY INSURANCE. With respect to director and officer liability insurance:

                (a) for a period of five (5) years after the Effective Time of the Merger, Buyer shall use its Best Efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Bancorp (provided that Buyer may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Buyer be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph, any amount, in aggregate, in excess of 150% of the amount of the annual premiums paid as of the date hereof by Bancorp for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Bancorp shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto to the extent known to the Bancorp, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

                (b) if Buyer or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this paragraph; and

                (c) the provisions of this paragraph are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.3 INDEMNIFICATION. With respect to the indemnification of directors and officers, Buyer agrees as follows:

                (a) Following the Effective Date of the Merger, Buyer shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes, prior to the Effective Time of the Merger, a director or officer of Bancorp or any Bancorp Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the same extent as Bancorp is obligated to indemnify, defend and hold harmless the Indemnified Parties in Bancorp's articles of incorporation or bylaws or similar governing documents of any Bancorp Subsidiary, as applicable in the particular case

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

and as in effect on the date hereof, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger. Nothing contained in this paragraph shall be deemed to preclude the liquidation, consolidation, or merger of Bancorp or any Bancorp Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Bancorp, Buyer shall guarantee, to the extent of the net asset value of Bancorp or any Bancorp Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Bancorp or any Bancorp Subsidiary to the extent of indemnification obligations of Bancorp and the Bancorp Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph, nothing contained herein shall require Buyer to indemnify any person who was a director or officer of Bancorp or any Bancorp Subsidiary to a greater extent than Bancorp or any Bancorp Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

                (b) any Indemnified Party wishing to claim indemnification under paragraph (a) above, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Buyer thereof, but the failure to so notify shall not relieve Buyer of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time of the Merger) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Buyer shall be obligated pursuant to this subparagraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter.

     6.4 APPOINTMENT OF NEW DIRECTORS. Buyer shall, at the Effective Time, cause a director of Bancorp to become a director of Buyer and MHC, another director of Bancorp to become a director of the Bank, and another director of Bancorp to become a director of Financial Assurance Services, Inc. In the event that any of the above individuals that is appointed to serve as a director resigns or fails to stand for reelection, such director may propose to Buyer a person that can serve as a successor director. Such proposal shall not be binding upon Buyer or any Affiliate of Buyer.

     6.5 CONDUCT OF BUSINESS. From and after the execution and delivery of this Agreement and until the Effective Time, Buyer and Buyer Subsidiaries shall conduct their

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

business and operate only in accordance with sound banking and business practices and remain in good standing, and file all required reports with all Applicable Governmental Authorities unless the failure to do any of the foregoing shall not result in a Buyer Material Adverse Affect.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     7.1 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Between the date hereof and the Effective Time, Bancorp will afford, and will cause each Bancorp Subsidiary to afford, to the officers, accountants, attorneys and authorized representatives of Buyer, reasonable access during normal business hours to the corporate and banking offices, personnel, advisors, consultants, properties, contracts, commitments, books and records of Bancorp and each Bancorp Subsidiary, whether such documents are located on the premises of Bancorp or elsewhere. Bancorp shall furnish Buyer with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the business and affairs of Bancorp and each Bancorp Subsidiary, as Buyer shall from time to time reasonably request. Bancorp further agrees to cause its accountants, attorneys and such other persons as the parties shall mutually agree upon to fully cooperate with Buyer and its representatives in connection with the right of access granted herein.

                (b) Bancorp shall allow Buyer's Chairman to attend the meetings of the boards of directors and board committees of Bancorp and Bancorp Bank as an observer. Bancorp shall give reasonable notice to Buyer of the date, time and place of each such meeting, and if known, the agenda for or business to be discussed at each such meeting. Bancorp shall also provide to Buyer all written agendas and meeting materials provided to the boards of directors of Bancorp and Bancorp Bank in connection with such board and board committee meetings. Notwithstanding the foregoing, Bancorp shall not be required to permit Buyer's Chairman to attend any portion of any meeting, or to provide to Bancorp with any materials, that relate to this Agreement or an Acquisition Transaction, or that involve matters protected by the attorney-client privilege.

                (c) Except for information and documents that do not constitute "Evaluation Material" as defined in the Confidentiality Agreement, all information and documents to which Buyer is given access pursuant hereto shall be subject to the Confidentiality Agreement. All information furnished by Bancorp or any Bancorp Subsidiary to Buyer pursuant hereto shall be treated as the sole property of Bancorp until the consummation of the Merger contemplated hereby, and if the Merger shall not occur, Buyer shall destroy or return such information to Bancorp to the extent required by the Confidentiality Agreement.

     7.2 SUPPLEMENTAL REPORTS AND INFORMATION. (a) Bancorp shall deliver to Buyer complete copies of all Bancorp Quarterly Reports on Form 10-Q, all Bancorp Current Reports on Form 8-K and all Bancorp proxy materials and related Bancorp annual reports to

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

stockholders that are filed with the SEC after the date hereof and prior to the Effective Time, within three (3) days of the applicable filing date.

                (b) Bancorp shall deliver to Buyer complete copies of all Bancorp Regulatory Reports and Bancorp Bank Regulatory Reports that are filed during the period after the date hereof and prior to the Effective Time, within three (3) days of the applicable filing date.

                (c) Buyer shall deliver to Bancorp complete copies of all Buyer Regulatory Reports that are filed during the period after the date hereof and prior to the Effective Time, within three (3) days of the applicable filing date.

                (d) Bancorp will furnish to Buyer (i) a copy of each other material report filed by it with any other Applicable Governmental Authority, including any federal, state or local taxing authority and any federal or state bank regulatory or securities authority during the period after the date hereof and prior to the Effective Time, within three (3) days of the applicable filing date, and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request.

                (e) As soon as reasonably available but not later than the 25th day of July and October, (i) financial statements as of June 30th and for the three (3) and six (6) month periods ended June 30th and (ii) financial statements as of September 30th for the three (3) and nine (9) month periods ended September 30th, respectively. Each of the foregoing financial statement deliveries shall be accompanied by a report in accordance with SAS 71 prepared by Bancorp's independent certified accountants.

                (f) During the period after the date hereof and prior to the Effective Time, Bancorp will provide to Buyer, as soon as reasonably available but not later than the 25th day of each calendar month, (i) the reports of management of Bancorp and Bancorp Bank to the boards of directors of Bancorp and the Bancorp Bank, respectively, for the most recently available month, including to the extent available, delinquency schedules, additions to loan loss reserves, and payroll reports, (ii) monthly financial statements prepared by Bancorp and Bancorp Bank for the preceding month, and (iii) schedules of all Loans made during the immediately preceding month which set forth the name of the borrower, the amount of and interest rate for each Loan and the collateral provided by the borrower.

                (g) Buyer will furnish to Bancorp a copy of each material report filed by it with the OTS during the period after the date hereof and prior to the Effective Time, within three (3) days of the applicable filing date.

     7.3 ENVIRONMENTAL INVESTIGATION. (a) Buyer may, at its election, engage a mutually acceptable environmental consultant to conduct a preliminary Phase I environmental assessment of each of the parcels of real estate used in the operation of the businesses of Bancorp and Bancorp Bank. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Buyer. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any

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

environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Bancorp set forth herein without regard to any exceptions that may be contained in the Bancorp Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

                (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Buyer), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Buyer and Bancorp. If the work plans or removal or remediation actions would cost more than $250,000 (individually or in the aggregate) to complete, Buyer and Bancorp shall discuss a mutually acceptable modification of this Agreement. Buyer and Bancorp shall cooperate in the review, approval and implementation of all work plans.

                (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Buyer and the Buyer Subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000, then Buyer may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

     7.4 TITLE REPORTS. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, Bancorp shall, at Buyer's expense, obtain and deliver to Buyer, with respect to all real estate owned or held pursuant to a ground lease by Bancorp and any Bancorp Subsidiary, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title and Trust or such other title insurance company as is reasonably acceptable to Buyer, showing fee simple title in Bancorp or such Bancorp Subsidiary in such real estate or the appropriate leasehold interest of Bancorp or such Bancorp Subsidiary, subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and (iii) other liens, encumbrances, restrictions and conditions of record that do not materially adversely affect the value or use of such real estate.

     7.5 RESOLUTION OF BANCORP BENEFIT PLANS. Bancorp and Buyer shall cooperate in effecting the following treatment of the Bancorp Benefit Plans, except as mutually agreed upon by Buyer and Bancorp prior to the Effective Time:

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                (a)  At the Effective Time, Buyer (or a Buyer Subsidiary) shall be substituted for Bancorp as the sponsoring employer under those Bancorp Benefit Plans with respect to which Bancorp or Bancorp Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Bancorp or Bancorp Bank with respect to each such Plan. Except as otherwise provided herein, each such Plan and any Bancorp Benefit Plan sponsored by Bancorp or Bancorp Bank shall be continued in effect by Buyer or any applicable Buyer Subsidiary after the Effective Time, subject to the power reserved to Buyer or any applicable Buyer Subsidiary under each such Plan to subsequently amend or terminate the Plan in accordance with Applicable Laws and Regulations. Bancorp, Bancorp Bank and Buyer will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such Plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                (b) At or as promptly as practicable after the Effective Time as Buyer shall reasonably determine, Buyer shall provide, or cause any Buyer Subsidiary to provide, to each employee of Bancorp and Bancorp Bank as of the Effective Time ("Bancorp Employees") the opportunity to participate in each employee benefit plan and program maintained by Buyer or the Buyer Subsidiaries for similarly situated employees (the "Buyer Benefit Plans"); provided, however, that with respect to such Buyer Benefit Plans, Bancorp Employees shall be given credit for service with Bancorp or Bancorp Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that Bancorp Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Buyer Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under Bancorp Benefit Plans. Nothing in the preceding sentence shall obligate Buyer to provide or cause to be provided any benefits duplicative of those provided under any Bancorp Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Buyer Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Bancorp Employees under a Bancorp Qualified Plan. Except as otherwise provided in this Agreement, the power of Bancorp, Buyer, Bancorp Bank or any Buyer Subsidiary to amend or terminate any benefit plan or program, including any Bancorp Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Bancorp employee any rights or remedies hereunder and shall not constitute a contract of employment or create any right, to be retained or otherwise, in employment with Buyer, Bancorp Bank or any Buyer Subsidiary.

                (c) Bancorp shall, as promptly as practicable following the date of this Agreement, amend the Bancorp Employee Stock Purchase Plan ("ESPP") as follows: (i) the ESPP shall be terminated effective immediately with respect to the executive officers of Bancorp and the Bancorp Subsidiaries and all amounts contributed by such executive officers after, or for any period after, December 31, 2000 shall be refunded, in cash; and (ii) with respect to all other Persons, the ESPP shall be terminated effective June 30, 2001. The parties agree that Bancorp may honor all contributions and purchase elections made in accordance

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with this Agreement and the ESPP by employees (other than executive officers of
Bancorp and the Bancorp Subsidiaries) for the six (6) month period ending June 30, 2001. For the purposes of this Section 7.5(c), the term "executive officers of Bancorp and the Bancorp Subsidiaries" shall mean the officers of Bancorp or any Bancorp Subsidiary that are required to file reports under Section 16 of the Securities Exchange Act.

                (d) Bancorp Bank and each of Messrs. Meinen, Love and Felde and Ms. Breitenstein and Ms. Calabrese have executed amendments to their respective employment agreements which set forth the terms of their continued employment after the Reorganization and which are attached as Schedule 7.5(d). Immediately after the execution of this Agreement, Bancorp shall use its Best Efforts to obtain from each other officer who is a party to an employment agreement or special termination agreement with Bancorp or Bancorp Bank a Letter of Understanding with Buyer on terms acceptable to Buyer (each a "Letter of Understanding"), relating to (i) such officer's employment terms after the Effective Time and (ii) such officer's employment agreement or special termination agreement.

                (e) From and after the date of this Agreement through the Effective Time, Bancorp and/or Bancorp Bank (i) shall not make any contributions to the ESOP that will be used to repay, nor shall they repay, the ESOP Loan or any amounts due thereunder and (ii) shall cooperate with Buyer and take any action requested by Buyer to prepare for the termination of the ESOP after the consummation of the Reorganization.

     7.6 COOPERATION. (a) Subject to the terms and conditions herein provided, each of Buyer and Bancorp agrees to use Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and Regulations to consummate and make effective the Reorganization. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Buyer or Bancorp, as the case may be, shall take all such necessary action consistent with the parties' rights and responsibilities under this Agreement.

                (b) Bancorp will cooperate in the preparation by Buyer of such applications to the Applicable Governmental Authorities and any other regulatory authorities as may be necessary in connection with the Regulatory Approvals. Buyer and Bancorp will each cooperate in the preparation of such applications, statements or materials as may be required to be furnished to the stockholders of Bancorp or filed or submitted to Applicable Governmental Authorities in connection with the Merger and the Bank Merger, and with solicitation of the approval by stockholders of Bancorp in respect thereof.

                (c) Bancorp and Bancorp Bank will cooperate with Buyer in obtaining any consent, authorization or approval of, or any exemption by, any Applicable Governmental Authority or other third party that must be obtained or made by any of them in connection with the Merger and the Bank Merger, or the taking of any other action contemplated hereby.

                (d) If necessary to expedite or facilitate the Closing, the Regulatory Approvals and any other aspect of the Reorganization, the parties agree that, at the election of

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Buyer, Buyer may restructure the transaction as a merger of Bancorp with and into Buyer or with and into an acquisition subsidiary of the Bank, provided that any such restructuring shall not result in any change in the Merger Consideration, change the federal income tax treatment of the transactions contemplated hereunder, or delay the Closing or Buyer's receipt of the Regulatory Approvals. In the event such election is made, Bancorp will take or perform any additional reasonably necessary or advisable steps to enable Buyer to restructure the transaction in such manner.

                (e)  Bancorp agrees that it shall, and shall cause Bancorp
Bank, to: (i) make any accounting adjustments or entries to its books of account and other financial records; (ii) make or not make additional provisions to Bancorp Bank's loan loss reserve; (iii) sell or transfer any investment securities held by it; (iv) charge-off any Loan; (v) create any new reserve account or make additional provisions to any other existing reserve account;
(vi) make changes in any accounting method; (vii) accelerate, defer or accrue any anticipated obligation, expense or income item; and (viii) make any other adjustments which would affect the financial reporting of the Surviving Corporation, on a consolidated basis after the Effective Time, in any case as Buyer shall reasonably request, provided, however, that neither Bancorp nor Bancorp Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Bancorp shall have received reasonable assurances that all conditions precedent to Bancorp's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied, and no such adjustment which Bancorp or Bancorp Bank would not have been required to make but for the provisions of this Section 7.6(e) in and of itself result in a breach of any warranty or representation made herein, have any effect on Bancorp's Adjusted Stockholders' Equity, change the amount of the Merger Consideration or the Option Spread to be paid to the holders of Bancorp Common Stock and the Bancorp Stock Options, or delay the Closing or Buyer's receipt of the Regulatory Approvals.

     7.7 NOTIFICATION OF CERTAIN MATTERS. (a) Each party shall give prompt notice to the other parties of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty made by such party in this Agreement on its part contained in this Agreement to be no longer re-certifiable under the standards in Sections 8.1(a) and 8.2(a) above with respect to Buyer or Bancorp, as the case may be, after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such warranty or representation made by such party in this Agreement to be no longer re-certifiable under the standards in Sections 8.1(a) and 8.2(a) above with respect to Buyer or Bancorp, as the case may be, as of such specific date and (ii) any material failure of such party to comply with or satisfy any material covenant or agreement to be complied with or satisfied by it hereunder.

                (b) From and after the date hereof to the Effective Time, and at and as of the Effective Time, Bancorp shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly updates to the Bancorp Disclosure Schedule ("Disclosure Schedule Updates") to Buyer with respect to any matter

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hereafter arising which, in the good faith judgment of Bancorp, would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. The Disclosure Schedule Updates shall be provided to Buyer on or before the 25th day of each calendar month. A Disclosure Schedule Update that causes any warranty or representation made by Bancorp to be breached shall not cure or be deemed to cure such breach. Buyer may exercise its right to terminate this Agreement pursuant to Section 9.1(d) hereof any time after the thirtieth (30th) day after receipt of the Disclosure Statement Update, if the information in such Disclosure Schedule Update together with the information in any or all of the Disclosure Schedule Updates previously provided by the Bancorp indicates that Bancorp is reasonably likely to fail to satisfy the closing condition set forth in Section 8.1(a) hereof.

                (c) From and after the date hereof to the Effective Time, and at and as of the Effective Time, Buyer shall amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly updates to Bancorp ("Buyer Updates") with respect to any matter hereafter arising which, in the good faith judgment of Buyer, would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. Buyer Updates, to the extent one is required, shall be provided to Bancorp on or before the 25th day of each calendar month. A Buyer Update that causes any warranty or representation made by Buyer to be breached shall not cure or be deemed to cure such breach. Bancorp may exercise its right to terminate this Agreement pursuant to Section 9.1(d) hereof any time after the thirtieth (30th) day after receipt of the Buyer Updates, if the information in such Buyer Update together with the information in any or all of the Buyer Updates previously provided by Buyer indicates that Buyer is reasonably likely to fail to satisfy the closing condition set forth in Section 8.2(a) hereof.

     7.8 PRESS RELEASES. Buyer and Bancorp shall coordinate all publicity relating to any aspect of the Reorganization and, except as otherwise required by Applicable Laws and Regulations, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to any Transaction Document or any aspect of the Reorganization without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

     7.9 MERGER OF SUBSIDIARY BANKS. Bancorp and Buyer shall take all action necessary and appropriate to cause the Bank and Bancorp Bank to enter into a plan and agreement of merger (the "Bank Merger Agreement") pursuant to which the Bank and Bancorp Bank shall merge (the "Bank Merger") immediately after the consummation of the Merger, with the Bank being the surviving bank thereof (the "Surviving Bank") in accordance with Applicable Laws and Regulations. The Bank Merger Agreement shall be in a form mutually agreed-upon by the parties and shall provide, among other things, that the depositors of Bancorp Bank shall be grandfathered as depositors of Bank to the fullest extent allowed by law.

     7.10 EXECUTION OF THE STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement, and as a condition precedent to Buyer's obligations hereunder, Buyer and Bancorp shall have approved, executed and delivered a stock option agreement (the "Stock

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Option Agreement"), which grants to Buyer an option to acquire up to 19.9% of the issued and outstanding shares of Bancorp Common Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit C.

                                  ARTICLE VIII
                                   CONDITIONS

     8.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. Notwithstanding any other provision of this Agreement, the obligations of Buyer to consummate the Merger are subject to the following conditions precedent:

                (a) All of the representations and warranties made by Bancorp in this Agreement and in any other Transaction Document executed or provided by Bancorp shall have been true and correct as of the date of this Agreement and remain true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time. For the purposes of this Section 8.1(a), the representations and warranties made by Bancorp shall be deemed to be true and correct in all material respects as of the Effective Date unless the failure of any such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Bancorp Material Adverse Effect set forth in any such representation or warranty, is reasonably likely to result, in a Bancorp Material Adverse Effect.

                (b) Bancorp shall have performed in all material respects all of its obligations and shall have performed or complied in all of the material respects with all agreements and covenants required by this Agreement to be performed by or complied with by Bancorp prior to or at the Effective Time.

                (c) To the extent the consummation of the Reorganization requires that Bancorp or any Bancorp Subsidiary, as the case may be, obtain the consent or waiver of the other party to any material lease, license, loan or financing agreement or other contract or agreement to which Bancorp or any Bancorp Subsidiary, as the case may be, is a party, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a Bancorp Material Adverse Effect.

                (d) Since the date of this Agreement, a Bancorp Material Adverse Effect shall not have occurred, it being understood that updates provided pursuant to Section 7.7 hereof shall not constitute a waiver or other consent to any such Bancorp Material Adverse Effect.

                (e) No action, suit, proceeding or claim shall have been instituted, made or threatened (provided the Buyer shall have determined in good faith that the threatened action, suit, proceeding or claim may result in a judgment exceeding $100,000) by any Person relating to the Merger or the validity or propriety of any aspect of the Reorganization that would make consummation of the Reorganization inadvisable in the reasonable opinion of Buyer.

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                (f)  The Bank Merger Agreement shall have been duly authorized and approved by Bancorp and Bancorp Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                (g) The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Bancorp Stock at the Effective Time.

                (h) Bancorp's Adjusted Stockholders' Equity as of the Closing Date shall not be less than $29,700,000, and the allowance for loan and lease losses of Bancorp Bank shall be adequate under GAAP and the standards applied by the OCC (in accordance with the OCC release, "OCC-CH-A-Allowance for Loan and Lease Losses), and in any event, shall not be less than an amount equal to the amount contemplated for the month on which the Closing Date occurs in Schedule 1.1(a) of the Bancorp Disclosure Schedule; provided, however, that the determination of adequacy shall be made in accordance with Section 4.16(d). Bancorp's Adjusted Stockholders' Equity shall be calculated by Bancorp's independent certified public accountants as of the close of business on the day immediately preceding the Closing Date, using reasonable estimates of revenues and expenses where actual amounts are not available and shall be based upon consolidated financial statements of Bancorp and the Bancorp Subsidiaries prepared as of and for the period ending on the last day of the month for the month immediately preceding the month during which the Closing Date occurs ("Closing Financial Statements"). The Closing Financial Statements shall be delivered to Buyer at least seven (7) days prior to the Closing Date and shall be accompanied by a report in accordance with SAS 71 prepared by Bancorp's independent certified accountants. The Closing Financial Statements and Bancorp's calculation of Adjusted Stockholder's Equity shall be verified and approved by certified public accountants selected by Buyer, which verification and approval shall not be withheld unreasonably.

                (i) The employment agreements (as amended in accordance with the amendments executed by pursuant to Section 7.5(d) above) of Messrs. Meinen, Felde and Love and Ms. Calabrese and Breitenstein shall be in full force and effect and no breach shall have occurred under any such employment agreement.

                (j) Bancorp shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.10 of this Agreement.

     8.2 CONDITIONS TO THE OBLIGATIONS OF BANCORP. Notwithstanding any other provision of this Agreement, the obligations of Bancorp to consummate the Merger are subject to the following conditions precedent:

                (a) All of the representations and warranties made by Buyer in this Agreement and in any other Transaction Document executed or provided by Buyer shall have been true and correct as of the date of this Agreement and remain true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time. For the purposes of this Section 8.2(a), the representations and warranties made by Buyer shall be

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deemed to be true and correct in all material respects as of the Effective Date unless the failure of any such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materially or Buyer Material Adverse Effect set forth in any such representation or warranty, is reasonably likely to result, in a Buyer Material Adverse Effect.

                (b) Buyer shall have performed in all material respects all of its obligations and shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed by or complied with by Buyer prior to or at the Effective Time.

                (c) The Bank Merger Agreement shall have been duly authorized and approved by Buyer and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                (d) Buyer shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.9 of this Agreement.

                (e) Buyer shall have complied in all respects with its obligations under Section 6.1(c) on or prior to the Closing Date.

     8.3 CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. Notwithstanding any other provision of this Agreement, the obligations of Buyer on the one hand, and Bancorp on the other hand, to consummate the Merger are subject to the following conditions precedent:

                (a) No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Merger shall have been issued and shall remain in effect.

                (b) This Agreement and the Reorganization, including the Merger, shall have been duly approved by the requisite vote of the stockholders of Bancorp at a meeting duly called and held for such purpose.

                (c) Buyer shall have received the Regulatory Approvals to acquire Bancorp and to consummate the Reorganization and all required waiting periods relating thereto shall have expired; provided, however, that Buyer shall have no obligation to accept any nonstandard condition or restriction in a Regulatory Approval unless (i) such condition or restriction was imposed in an approval order issued by the OTS within two (2) years of the date hereof in a similar transaction and such order was published on the official OTS web site as of the date hereof, or (ii) such condition or restriction, individually or in the aggregate with other nonstandard restrictions and conditions, is not substantially detrimental to the prospects or financial condition of Buyer, MHC or any Buyer Subsidiary, or of Bancorp or any Bancorp Subsidiary.

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                                   ARTICLE IX
                         TERMINATION; AMENDMENT; WAIVER

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                (a) by mutual written consent of the board of directors of Buyer and the board of directors of Bancorp;

                (b) by either Buyer or Bancorp, if any of the conditions to such party's obligation to consummate any aspect of the Reorganization shall have become impossible to satisfy prior to the Termination Date (unless such impossibility shall be due to the action or failure to act in breach of this Agreement by the party seeking to terminate this Agreement);

                (c) by Buyer or Bancorp at any time after the stockholders of Bancorp fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose;

                (d) by Buyer or Bancorp in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein or in the Bancorp Disclosure Schedule or any notice delivered pursuant to this Agreement, which breach would result in the failure to satisfy any closing conditions set forth in Section 8.1 hereof, in the case of Buyer, or Section 8.2 hereof, the case of Bancorp, except in each case, for any such breach which has been disclosed pursuant to Section 7.7 and waived by the non-disclosing party pursuant to Section 7.7 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 7.7;

                (e) by either party after the Termination Date, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, or in a material breach of a covenant or other agreement contained herein);

                (f) by Bancorp, if (i) Bancorp has complied with the provisions of Section 5.4, (ii) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act (other than Buyer or any affiliate of Buyer (a "Bancorp Suitor"), shall have commenced, made or proposed an Acquisition Transaction, (iii) Bancorp's board of directors shall have determined, in its good faith judgment, after consultation with its independent financial advisors, that such offer is more favorable to Bancorp's stockholders than the Reorganization, and (iv) Bancorp's board of directors shall have determined upon taking into account the written advice of its legal counsel, that if it failed to recommend such offer or accept such proposal then such failure would be determined to result in a breach of the directors' fiduciary duties; provided, however, that Bancorp may not terminate this Agreement pursuant to this Section 9.1(f) until the expiration of five (5) Business Days after written notice of any such offer or proposal referenced in this Section 9.1(f) has been delivered to Buyer, together with a summary of the terms of any such offer or proposal;

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                (g)  by Buyer, if, after the date hereof, any Bancorp Suitor shall have commenced, made or prepared an Acquisition Transaction, and thereafter the board of directors of Bancorp shall have withdrawn, or materially and adversely modified or changed its recommendation of this Agreement or any aspect of the Reorganization;

                (h) by either party if the other party commits a willful material breach of its obligations under this Agreement and if such willful material breach is not cured within ten (10) days after receipt by the breaching party of written demand for cure by the non-breaching party. For purposes of this Agreement, a "willful material breach" means a knowing and intentional violation by a party of any of its material covenants, agreements or obligations under this Agreement;

                (i) by Buyer pursuant to the provisions of Section 7.3 hereof relating to the inability of the parties to agree on a course of action regarding certain environmental matters;

                (j) by Bancorp if within ten (10) days after Buyer receives written notice from Bancorp that any application or notice required to be filed by the Buyer in connection with any Regulatory Approval (i) was not filed in accordance with the requirements of this Agreement or (ii) is not pending or has been denied (Buyer having notified Bancorp promptly of any such event) and is not subject to further appeal or an appeal is not then being diligently pursued in good faith. For purposes of this paragraph, "pending" shall mean an application, notice, procedure or process with an Applicable Governmental Authority which Buyer has initiated and is diligently pursuing in good faith.

     9.2 TERMINATION FEE. (a) In the event this Agreement is terminated (i) by Bancorp as provided in Sections 9.1(c) or 9.1(f), or as provided in Section 9.1(b) due to the failure to satisfy the conditions of Section 8.3(b); or (ii) by Buyer as provided in any of Sections 9.1(c) or 9.1(g), then Bancorp shall pay to Buyer, in immediately available funds, an amount equal to $1,250,000 within ten (10) Business Days after demand for payment by Buyer following such termination.

                (b) (i) If this Agreement is terminated by Buyer pursuant to
Section 9.1(b) due to the failure of any condition under Section 8.1, Bancorp shall pay to Buyer in immediately available funds, an amount equal to $350,000 within ten (10) Business Days after demand for payment by Buyer following such termination.

                        (ii) In the event this Agreement is terminated under the circumstances set forth in the first sentence of this Section 9.2(b) and both of the following conditions are satisfied:

                              (A) Bancorp has received a proposal for, or a third party has commenced, an Acquisition Transaction after the date hereof and prior to the termination of this Agreement; and

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                              (B) Bancorp and such third party or an Affiliate
          of such third party enter into an agreement (the "Signing Event") within eighteen (18) months following the termination of this Agreement,

then Bancorp shall pay to Buyer, in immediately available funds, an amount equal to an additional $1,250,000 within ten (10) Business Days after demand for payment by Buyer following the Signing Event.

                (c) In the event this Agreement is terminated by Bancorp pursuant to Section 9.1(b) due to the failure of a condition under Sections 8.2 or 8.3(c), Buyer shall pay to Bancorp, in immediately available funds, an amount equal to $350,000 within ten (10) Business Days after demand for payment by Bancorp following such termination.

                (d) In the event this Agreement is terminated by either party pursuant to Section 9.1(h), then the breaching party shall pay the terminating party an amount equal to $1,250,000 within ten (10) Business Days after demand for payment by the terminating party following such termination. In the event of a termination by Buyer under this Section 9.2(d), Buyer shall be entitled to the payments contemplated in Section 9.2(b)(ii) above in addition to the amount provided for in this Section 9.2(d), if, and only if, both of the conditions of
Section 9.2(b)(ii) occur.

                (e) Notwithstanding anything contained in this Agreement to the contrary, the payment of the termination fee pursuant to the provisions of this Section 9.2 is intended by the parties to be, and shall constitute, liquidated damages and shall be the sole and exclusive remedy and shall be in lieu of any and all claims that the party entitled to such fee and its officers, directors and stockholders have, or might have against the other parties and their respective officers, directors and stockholders for any claims arising from, or relating in any way to, this Agreement or the Reorganization, and the party entitled to such termination fee and its officers, directors and stockholders shall not have any other rights or claims against the other parties and their respective officers, directors and shareholders. Any termination fee payable to Buyer hereunder is intended to supplement the rights of Buyer and shall not affect its rights or the enforceability of its rights, under the Stock Option Agreement.

     9.3 EXPENSES. Except as provided elsewhere herein, Buyer and Bancorp shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 9.3 or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

     9.4 SURVIVAL OF AGREEMENT. In the event of termination of this Agreement by either Buyer or Bancorp as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 6.1, 9.2 and 9.3 hereof shall

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survive the termination hereof; (ii) the Confidentiality Agreement shall survive the termination hereof; and (iii) the Stock Option Agreement shall be governed by its own termination provisions.

     9.5 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time before or after approval hereof by the stockholders of Bancorp but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Bancorp without the further approval of such stockholders or which in any other way adversely affects the rights of stockholders of either Bancorp or Buyer without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Buyer and Bancorp may, without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any aspect of the Reorganization.

     9.6 WAIVER. Any term, provision or condition of this Agreement (other than requirements for stockholders' approval and required approvals of the Applicable Governmental Authorities) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Buyer of Bancorp or Bancorp of Buyer prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right, or affect the warranties or representations of either party as set forth herein.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 SURVIVAL. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time except as provided for in Section
9.4.

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     10.2 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

                (a)  if to BankFinancial:  BankFinancial Corporation,
1200 Internationale Parkway, Suite 101, Woodridge, Illinois 60517, Attention: F. Morgan Gasior, James J. Brennan and Paul A. Cloutier, Telephone Number: (630) 739-3307, Facsimile Number: (630) 972-3633, with a required concurrent copy to:
Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, Attention: Edwin S. del Hierro, Telephone Number
(312) 984-3222, Facsimile Number: (312) 984-3150.

                (b) if to Bancorp: Success Bancshares, Inc., 1 Marriott Drive, Lincolnshire, Illinois 60069, Attention: Wilbur G. Meinen, Telephone Number:
(847) 634-4200, Facsimile Number: (847) 634-2635, with a required concurrent copy to: Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60603, Attention: Daniel O'Rourke, Esq., Telephone Number: (312) 609-7500, Facsimile Number: (312) 609-5005.

     10.3 SPECIFIC ENFORCEABILITY. The parties recognize and hereby acknowledge that it may be impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. The parties hereto agree that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     10.4 APPLICABLE LAW. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, in both cases excluding conflicts of law, except to the extent that the federal laws of the United States apply.

     10.5 HEADINGS, ETC. The article headings and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.6 SEVERABILITY. If any term or provision of this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or

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

invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

     10.7 ENTIRE AGREEMENT; BINDING EFFECT; NONASSIGNMENT; COUNTERPARTS. Except as otherwise expressly provided herein, this Agreement, the other Transaction Documents and the Confidentiality Agreement (including the documents and instruments referred to herein and therein) (a) constitute the entire agreement between the parties hereto and supersede all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) are not intended to confer any rights or remedies upon any Person except the parties to this Agreement or to confer third party beneficiary status or rights on any Person. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts that together shall constitute a single agreement.

     10.8 TIMING. Timing is of the essence with regard to this Agreement.





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

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

BANKFINANCIAL CORPORATION                       SUCCESS BANCSHARES, INC.


By:  /s/ F. Morgan Gasior                       By:  /s/ Wilbur G. Meinen
     ------------------------------------            ------------------------------------
     F. Morgan Gasior                                Wilbur G. Meinen
Its: Chairman and Chief Executive Officer       Its: Chairman and Chief Executive Officer


Attest: /s/ James J. Brennan                    Attest: /s/ Laurie Breitenstein
       ----------------------------------              ----------------------------------
       James J. Brennan                                Laurie Breitenstein
Its:   Secretary                                Its:   Secretary


BFIN ACQUISITION CORPORATION                    FINANCIAL FEDERAL MHC, INC.


By:  /s/ F. Morgan Gasior                       By:  /s/ F. Morgan Gasior
     ------------------------------------            ------------------------------------
     F. Morgan Gasior                                F. Morgan Gasior
Its: Chairman and Chief Executive Officer       Its: Chairman and Chief Executive Officer


Attest:/s/ James J. Brennan                     Attest: /s/ James J. Brennan
       ----------------------------------               ---------------------------------
       James J. Brennan                                 James J. Brennan
Its:   Secretary                                 Its:   Secretary

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